                                                                   Exhibit 10.18


                              AMENDED AND RESTATED

                          STRATEGIC ALLIANCE AGREEMENT

                                 BY AND BETWEEN

                           PENWEST PHARMACEUTICALS CO.

                                       AND

                            ENDO PHARMACEUTICALS INC.



                            DATED AS OF APRIL 2, 2002

                         ------------------------------

         THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST IN ACCORDANCE WITH RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

                                TABLE OF CONTENTS


1.  Definitions.............................................................   1
2.  [INTENTIONALLY OMITTED.]................................................   2
3.  Certification Period(s).................................................   2
    3.1  Covenants..........................................................   2
    3.2  Communication & Access.............................................   2
    3.3  Reports............................................................   2
    3.4  Supply.............................................................   2
    3.5  U.S. Certification Budget; Election Not to Continue Participation..   2
    3.6  Rest of the World..................................................   4
    3.7  Certification Reconciliations......................................   4
4.  Marketing Period........................................................   5
    4.1  Endo Covenants.....................................................   5
    4.2  Penwest Covenants..................................................   5
    4.3  Rest of the World..................................................   6
    4.4  TIMERx Supply; Invoices During the Marketing Period................   6
    4.5  Royalties; Recoupment of Certification Excess......................   7
    4.6  Reduction in Royalties.............................................   7
    4.7  Timing of Royalty Payments.........................................   8
    4.8  Records; Audits....................................................   9
    4.9  Rate of Exchange for Non-U.S. Royalties............................   9
5.  Term and Termination....................................................   9
    5.1  Term...............................................................  10
    5.2  Receipt of Non-Approvable Letter...................................  10
    5.3  Mutual Agreement...................................................  10
    5.4  Unfavorable or Inconclusive Results................................  10
    5.5  Termination of Participation in a Certification Period.............  10
    5.6  Termination of an Exclusivity Period for Failure to Meet
         Minimum Net Realization Levels.....................................  11
    5.7  Failure to Launch or Discontinuation of Active Marketing...........  11
    5.8  Material Breaches..................................................  11
    5.9  Endo's Bankruptcy; Insolvency......................................  12
    5.10 Penwest's Bankruptcy; Insolvency...................................  12
    5.11 Survival...........................................................  12
6.  Ownership and Licenses..................................................  12
    6.1  Retention of Ownership; Inventorship;  Assignment..................  12
    6.2  Filing and Prosecution of Patents..................................  13
    6.3  Licenses Granted...................................................  13
    6.4  Exclusivity........................................................  14
    6.5  Licenses as to Product Technology..................................  15
    6.6  Endo's License to TIMERx...........................................  15
    6.7  Endo's Continuing License..........................................  15

    6.8  Penwest's Continuing License.......................................  17
    6.9  License to Improvement Technology..................................  19
    6.10 License to Endo Test and Regulatory Data...........................  20
    6.11 License to Penwest Test and Regulatory Data........................  20
    6.12 Marking of the Product.............................................  21
7.  Supply of TIMERx; Oxymorphone...........................................  21
    7.1  Sales of TIMERx....................................................  21
    7.2  Quality Control Testing............................................  21
    7.3  Non-Conforming Shipments...........................................  21
    7.4  Failure to Supply TIMERx...........................................  22
    7.5  Failure to Supply Oxymorphone ADS or Finished Product..............  23
    7.6  Access.............................................................  24
    7.7  TIMERx Ordering Process............................................  25
    7.8  Estimates of TIMERx................................................  25
    7.9  Actual TIMERx Supply...............................................  25
    7.10 Notifications; Governmental Inspections............................  25
    7.11 Manufacturing Agreements...........................................  26
8.  Use of Trademarks.......................................................  27
    8.1  Benefit of Trademarks..............................................  27
    8.2  Protection of Trademarks...........................................  27
    8.3  Acknowledgement of Ownership of Trademarks.........................  27
    8.4  Prior Approval of Use of Trademarks................................  28
9.  Representations, Warranties and Indemnities.............................  28
    9.1  Mutual Authorization Representations...............................  28
    9.2  Penwest Representations............................................  28
    9.3  Mutual Licenses, Permits and Authorizations Representations........  29
    9.4  Disclaimer.........................................................  29
    9.5  Penwest's Indemnification of Endo..................................  29
    9.6  Endo's Indemnification of Penwest..................................  30
    9.7  Limitation on Indemnification......................................  30
    9.8  Procedure..........................................................  31
    9.9  No Liability.......................................................  31
10. Confidentiality and Non-Solicitation....................................  32
    10.1 Confidentiality; Exceptions........................................  32
    10.2 Public Announcements...............................................  33
    10.3 Non-Solicitation...................................................  33
11. Infringement............................................................  33
    11.1 Notice of Infringement.............................................  33
    11.2 Non-Covered Infringement...........................................  34
    11.3 Penwest's Institution of Suit......................................  34
    11.4 Joint Suits........................................................  34
    11.5 Endo's Institution of Suit.........................................  34
    11.6 Abandonment of Suit................................................  34
    11.7 Patent Enforcement Litigation......................................  35

12. Escalation Procedures...................................................  35
13. Arbitration.............................................................  36
14. Miscellaneous...........................................................  37

Exhibits
Definitions Exhibit.........................................................  40
Exhibit 1.17 - Trademarks...................................................  52
Exhibit 1.28 - Accounting and Attribution Standards and Principals..........  53
Exhibit 1.32 - Penwest Patents..............................................  56
Exhibit 6.1 - Certain Jointly Filed Provisional Patent Applications.........  58

                              AMENDED AND RESTATED


                          STRATEGIC ALLIANCE AGREEMENT

         THIS AGREEMENT is entered into as of the 2nd day of April, 2002 (the "Restatement Date"), by and between Penwest Pharmaceuticals Co. ("Penwest"), a Washington corporation with its principal place of business at 2981 Route 22, Patterson, New York 12563, and Endo Pharmaceuticals Inc., a Delaware corporation with its principal place of business at 100 Painters Drive, Chadds Ford, Pennsylvania 19317 ("Endo").

         WHEREAS, Penwest and Endo are party to that certain Strategic Alliance Agreement, dated as of September 17, 1997 (the "Old Agreement");

         WHEREAS, in light of changes that have occurred at both Penwest and Endo since the execution of the Old Agreement, Penwest and Endo now wish to amend and restate the Old Agreement in its entirety;

         WHEREAS, Penwest has developed an extended-release agent covered by one or more patents, patent applications, know-how and other proprietary technology, which agent Penwest markets under the name and mark "TIMERx(R)" ("TIMERx");

         WHEREAS, Endo manufactures and markets the product marketed under the name "Numorphan(R)", having as an active drug substance oxymorphone HCl ("Oxymorphone") and has developed know-how and other proprietary technology with respect thereto;

         WHEREAS, the parties, pursuant to the Old Agreement, have co-developed a product combining Oxymorphone and TIMERx, which product is a solid-dosage extended-release pharmaceutical for oral administration in humans in one or more dosage strengths and which product is referred to by the parties as "EN 3202";

         WHEREAS, the parties desire to provide for the further development and commercialization of EN 3202 as provided herein; and

         WHEREAS, Endo desires to contract for a supply of TIMERx for use in the manufacture of EN 3202, and Penwest is willing to supply the same provided that Endo agrees to obtain all of its and its Affiliates' and sublicensees' requirements of TIMERx from Penwest as provided herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Certain terms used herein are defined in Sections 1.1 through 1.44 of the Definitions Exhibit attached hereto and incorporated herein by this reference.

2.       [INTENTIONALLY OMITTED.]

3.       Certification Period(s).

         3.1 Covenants. Each of Penwest and Endo will exert its Best Commercial Efforts: (i) to perform the respective Certification Tasks allotted to it; (ii) to do so in accordance with the applicable Certification Budget; and (iii) to assist and to cooperate as requested with the other party's Best Commercial Efforts to do the same as to its own Certification Tasks.

         3.2 Communication & Access. Each party will, promptly and throughout the term of this Agreement, provide to the other party all necessary or useful information in or coming into its possession or reasonably available to it to support the achievement of the Certification Tasks. Notwithstanding anything else to the contrary contained herein, nothing shall require either party to disclose confidential information for which such party has an obligation of confidentiality to a third party, but each party will exert its Best Commercial Efforts to bring to the attention of the Alliance Committee any such third party restrictions as may be relevant to its role hereunder.

         3.3 Reports. Each Project Contact will be available throughout each Certification Period to answer any reasonable questions from the other party's Project Contact, as appropriate.

         3.4 Supply. During each Certification Period in which it is participating, Endo shall provide Oxymorphone and related materials reasonably required to support the applicable Certification Tasks, and Penwest shall provide all Formulated TIMERx reasonably required therefor, all as shall be more fully described in the applicable Certification Tasks adopted by Committee Action. The costs of such materials will be treated as among the parties' respective expenditures pursuant to the applicable Certification Budget, using for this purpose the Formulated TIMERx Price as to the TIMERx and the Oxymorphone Price as to the Oxymorphone. Where, as permitted hereunder, a party is not participating in a Certification Period, it will sell such materials to the participating party pursuant to Section 6.8.4 hereof or Article 7 hereof, as applicable, and the price paid therefor shall be treated as part of the buyer's expenditures pursuant to the applicable Certification Budget.

         3.5 U.S. Certification Budget; Election Not to Continue Participation. The parties hereby agree that the Alliance Committee, by Committee Action, shall on an annual basis approve the U.S. Certification Budget for the next twelve-month period. The parties hereby further agree that each party will share equally the total costs of each entire Certification Budget for the U.S. Certification Period regardless of which party is allocated one or more of the relevant Certification Tasks, subject to Section 5.5 hereof. If at any time, one party but not the other desires to spend sums or devote resources not covered by a particular U.S. Certification Budget to complete Certification Tasks, then, upon such party giving notice to the other party under Section 5.5 hereof, the following shall apply (in addition to the provisions of Section 5.5 hereof):

                  3.5.1 The party that does not participate further in such U.S. Certification Period shall not be required to contribute to the reconciliations for the costs of such Certification Period under Section 3.7 hereof. Rather, a Certification Excess shall be established with respect to the Product in the U.S., which shall equal the sums such party would have paid under
                           Section 3.7 hereof for such costs, had it fully participated in such Certification Period, but did not pay due to its election under this Section.

                  3.5.2 If Endo is the party electing not to participate further in such U.S. Certification Period, then
                           Section 6.8 hereof shall apply and the other provisions of this Agreement shall remain in effect in accordance with their terms and the terms of
                           Section 6.8; provided, however, that, if a Certification Excess exists pursuant to Section 3.5.1 hereof (where Endo is the non-participating party), Penwest shall pay Endo proportionately less than the Applicable Percentage of the relevant Net Realization from the Product in the U.S., until Penwest has thereby recouped the amount of such Certification Excess. (That is, for example, if the total resources devoted by both Endo and Penwest to such Certification Period is *** in this example, and Penwest bore *** and Endo bore *** of that total prior to Endo's making its election not to participate further, and if the Applicable Percentage is 50%, then Penwest would pay Endo *** of the Net Realization from the Product in the U.S. until Penwest had thereby recouped the *** total Certification Excess, which would occur in this example when the total of such Net Realization reaches ***.)

                  3.5.3 If Penwest is the party electing not to participate further in such U.S. Certification Period, then
                           Section 6.7 shall apply and the other provisions of this Agreement shall remain in effect in accordance with their terms and the terms of Section 6.7; provided, however, that, if a Certification Excess exists pursuant to Section 3.5.1 hereof (where Penwest is the non-participating party), Endo shall pay Penwest proportionately less than the Applicable Percentage of the relevant Net Realization from the Product in the U.S., until Endo has thereby recouped the amount of such Certification Excess. (That is, for example, if the total resources devoted by both Endo and Penwest to such Certification Period is *** in this example, and Endo bore *** and Penwest bore *** of that total prior to Penwest's making its election not to participate further, and if the Applicable Percentage is 50%, then Endo would pay Penwest *** of the Net Realization from the Product in the U.S. until Endo had thereby recouped the *** total Certification Excess, which would occur in this example when the total of such Net Realization reaches ***.)

         3.6 Rest of the World. A Certification Period with respect to any nation other than the U.S. may be instituted from time to time by Committee Action, and shall be so instituted if: (i) a party hereto so requests as to such nation and (ii) Committee Action determines that there is a reasonable likelihood that Approval for the Product will be obtained in such nation. The parties hereby agree that the Alliance Committee, by Committee Action, shall on an annual basis approve the Certification Budget with respect to each such Certification Period for the next twelve-month period following the institution thereof.

                  3.6.1 If both parties elect to participate fully in such Certification Period, each party will share equally the total costs of the entire Certification Budget relating thereto, regardless of which party is allocated one or more of the relevant Certification Tasks, unless both parties have consented in writing to an alternative arrangement.

                  3.6.2 If a party hereto not requesting such Certification Period elects not to participate therein, it shall do so by written notice to the other party given within 90 days of the request by the requesting party for such Certification Period (whether or not such Certification Period has been instituted by Committee Action prior to such election).

                  3.6.3 A party that does not fully participate in such Certification Period shall not be required to contribute to the reconciliations for the costs of such Certification Period under Section 3.7 hereof. Rather, a Certification Excess shall be established with respect to the Product in the relevant nation, which shall equal the sums such party would have borne or paid under Sections 3.6.1 and 3.7 hereof, had it participated in such Certification Period, but did not pay due to its election under this section. In such event, any Certification Excess shall be treated as described in Section 3.5.2 or 3.5.3 hereof, as applicable.

         3.7 Certification Reconciliations. Except as otherwise provided in this Section 3.7, or Sections 3.5 or 5.5 hereof, in order to effect a reconciliation of accounts, Endo shall issue to Penwest a quarterly invoice, issued against records for each such quarter and payable prior to the 30th day following the date of invoice; provided that such invoice shall be accompanied by a written accounting of and copies of supporting invoices for the expenditures, costs and other resources actually devoted by both parties to the Certification Tasks since the last such invoice; provided further that Penwest shall pay Endo one-half (50%) of the amount by which the expenditures, costs and other resources actually devoted by Endo to the Certification Tasks since the last such invoice exceed such expenditures, costs and other resources actually devoted by Penwest and set forth in, and substantiated by, appropriate documentation reasonably acceptable to Endo (or vice versa if the expenditures, costs and other resources devoted by Penwest exceed those devoted by
                  Endo); provided, however, that following the submission of the NDA with the FDA, all such invoices shall be issued on a monthly basis. Payments shall be sent to the "Remit to" address set forth on the invoice. Penwest shall pay to Endo (or vice versa if Endo is the paying party) a late charge of one and one-half percent (1.5%) per month (or the maximum interest allowable by applicable law, whichever is less) for each invoice past due for more than thirty (30) days from the date of Penwest's receipt of any correct invoice. Should Penwest (or vice versa if Endo is the paying party) dispute any portion of an invoice, it shall not be required to pay any portion of such invoice until such time as the dispute is resolved and Penwest receives a fully corrected invoice; provided that, in such an event, Endo (or vice versa if Endo is the paying party) shall have the option of issuing a new, correct invoice for the portion of the original invoice not in dispute, and Penwest (or vice versa if Endo is the paying party) shall pay such new invoice within the time limits set forth in this Section 3.7. In the event that Endo ceases its participation in a Certification Period as provided herein, then Penwest shall invoice Endo as above and this Section 3.7 shall continue to apply, substituting Penwest for Endo and vice versa.

4.       Marketing Period.

         4.1 Endo Covenants. Endo hereby agrees, subject to Sections 3.5 and 5.5 hereof, to use its Best Commercial Efforts during the Marketing Period to manufacture, market, promote and sell the Product throughout the United States, once Approval has been obtained therefor in the United States, commencing with any normal and appropriate pre-Approval preparations and a full product launch as soon as practical following such Approval, and to do so in accordance with the applicable Manufacturing and Marketing Plan.

         4.2 Penwest Covenants. If Endo has elected not to participate further in the Certification Period pursuant to Section 3.5 or
                  5.5 hereof, Penwest hereby agrees, subject to Sections 3.5 and
                  5.5 hereof, to use its Best Commercial Efforts during the Marketing Period to manufacture, market, promote and sell the Product throughout the United States or to arrange therefor with appropriate third parties, once Approval has been obtained therefor in the United States, commencing with any normal and appropriate pre-Approval preparations and a full product launch as soon as practical following such Approval, and to do so in accordance with the applicable Manufacturing and Marketing Plan. When considering the establishment of any relationships whereby Penwest would contract for a third party to manufacture, market, promote or sell the Product, Penwest will in good faith consider using Endo, or a designee of Endo, to conduct such activities where Endo (or such designee) has a demonstrated ability to manufacture, market, promote or sell the Product, as applicable.

         4.3 Rest of the World. With respect to any nation other than the U.S., each of the parties shall, subject to Sections 3.6 and
                  5.5 hereof, use its Best Commercial Efforts either (i) to present to the Alliance Committee a plan (in the form of a Manufacturing and Marketing Plan) for such party's manufacturing, marketing, promoting and selling the Product throughout such nation or (ii) to present to the Alliance Committee an arrangement whereby a third party or third parties will do some or all of the tasks described under clause (i). The Alliance Committee will determine, by Committee Action, which of the approaches (i.e., clause (i) and/or clause (ii), and as to one or both of the parties' approaches so presented) will be most likely to maximize the early market entry and ultimate market success of the Product in the applicable nation; it being understood, however, that the Alliance Committee will give preference, other factors being essentially equal, for marketing, promotion and selling to be conducted by a party hereto or an Affiliate of a party hereto, if any such approach is presented in a timely manner by such party; provided that, in the event that Alliance Committee determines that an approach described by clause (ii) above shall be pursued in the applicable nation, Endo shall take the lead with respect to the negotiations and discussions with the third party or third parties in such nation, with the terms of any agreement so negotiated remaining subject to Alliance Committee approval.

         4.4      TIMERx Supply; Invoices During the Marketing Period.

                  (a) Supply of Formulated TIMERx by Penwest (or otherwise as provided in Section 7.4 hereof) in accordance with the Specifications is desired by both parties for the technically satisfactory production, regulatory approval, and exploitation of the Product. In accordance with Article 7 hereof (and except as provided in Section 7.4 hereof), Penwest will supply Endo and its Affiliates and sublicensees with sufficient quantities of Formulated TIMERx produced in accordance with the Specifications in compliance with cGMP and all applicable laws and regulations, to meet their requirements for the manufacturing of the Product during the Marketing Period, and Endo shall purchase all of its and its Affiliates' and sublicensees' requirements thereof from Penwest during such period. The price for all Formulated TIMERx sold hereunder shall equal the Formulated TIMERx Price. As provided in Section 1.28 of the Definitions Exhibit, the price of the Formulated TIMERx used in the Product will be one of the deductions applied in the calculation of the Net Realization.

                  (b) Penwest shall issue to Endo an invoice, issued against records at the same time as, or immediately following, each shipment of Formulated TIMERx to Endo and payable, subject to this Section 4.4(b), within thirty (30) days after Endo's receipt of such invoice. Payments shall be sent to the "Remit to" address set forth on the invoice. Endo shall pay to Penwest a late charge of one and one-half percent (1.5%) per month (or the maximum interest allowable by applicable law, whichever is less) for each invoice past due for more than thirty (30) days from the date Endo's receipt of any correct invoice. Should Endo dispute any portion of an invoice, it shall not be required to pay any portion of such invoice until such time as the dispute is resolved and Endo receives a fully corrected invoice; provided that, in such an event, Penwest shall have the option of issuing a new, correct invoice for the portion of the original invoice not in dispute, and Endo shall pay such new invoice within the time limits set forth in this Section 4.4.

         4.5 Royalties; Recoupment of Certification Excess. Endo hereby agrees to pay to Penwest Royalties equal to the Applicable Percentage of the relevant Net Realization from all units of the Product sold by Endo and its distributors and licensees in the Territory; provided that any Certification Excess shall be recouped in the manner set forth in Section 3.5 hereof. In the event that Endo ceases its participation (or elects not to participate) in a Certification Period in accordance with this Agreement, Penwest shall then pay to Endo Royalties equal to the Applicable Percentage of Net Realization from all units of the Product sold by Penwest and its distributors and licensees in the Territory; provided that any Certification Excess shall be recouped in the manner set forth in Section 3.5 hereof.

         4.6      Reduction in Royalties.

                  4.6.1    Endo has agreed to make the payments specified in
                           Section 4.5 hereof, which payments shall be deemed allocable one-third for Penwest's anticipated contributions of know-how, resources, time and money, and two-thirds to the licenses contained in Sections 6.3.1, 6.5, 6.6, 6.9.2 and 6.11 hereof. Royalties shall be paid in accordance with Section 4.5 hereof, irrespective of whether any Penwest Patents or patents on Penwest Product Technology cover the Product; provided, however, that in the event of an occurrence of a condition set forth in Section 6.7
                           (b) or (c) hereof, but subject (in the case of Section 6.7(c) hereof) to the provisions of Section
                           5.10 hereof, Endo shall be obligated to pay to Penwest only that portion of the Royalties that are allocated to the licenses in Section 6.3.1, 6.5, 6.6,
                           6.9.2 and 6.11 hereof as described above (i.e., the Net Realization in the applicable nation shall be reduced by one-third prior to the calculation of the proportion thereof to be paid to Penwest as Royalties hereunder); and provided further that if there are any Net Realizations from the Product sold in the United States to which no license to U.S. Penwest Patents or to U.S. Penwest Product Technology Patents (including patent applications, as if patents had issued thereon) is applicable to the making, using, sale, offer for sale, or import thereof, such Net Realizations shall be reduced by one-third prior to the calculation of the proportion thereof to be paid to Penwest as Royalties hereunder. For clarity and without limiting the provisions of Section 5.10, no royalty reduction shall apply as a result of the occurrence of a condition set forth in Section 6.7(a) and, in any case, the maximum royalty reduction under this Section 4.6.1 shall be a one-third reduction, regardless of whether multiple bases for a royalty reduction hereunder occur.

                  4.6.2 In the event that any Royalties are payable by Penwest to Endo hereunder, Penwest has agreed to make the payments specified in Section 4.5 hereof, which payments shall be deemed allocable one-third for Endo's anticipated contributions of know-how, resources, time and money, and two-thirds to the licenses contained in Sections 6.3.2, 6.5, 6.9.1,
                           6.10 and 7.5.1 hereof. Royalties shall be paid in accordance with Section 4.5 hereof, irrespective of whether any Endo Patents or patents on Endo Product Technology cover the Product; provided, however, that in the event of an occurrence of a condition set forth in Section 6.8 (b), (c), (d) or (e) hereof, but subject (in the case of Section 6.8(e) hereof) to the provisions of Section 5.9 hereof, Penwest shall be obligated to pay to Endo only that portion of the Royalties that are allocated to the licenses in
                           Section 6.3.2, 6.5, 6.9.1, 6.10 and 7.5.1 hereof as
                           described above (i.e., the Net Realization in the applicable nation shall be reduced by one-third prior to the calculation of the proportion thereof to be paid to Endo as Royalties hereunder). For clarity and without limiting the provisions of Section 5.9, no royalty reduction shall apply as a result of the occurrence of a condition set forth in Section 6.8(a) and, in any case, the maximum royalty reduction under this Section 4.6.2 shall be a one-third reduction, regardless of whether multiple bases for a royalty reduction hereunder occur.

         4.7 Timing of Royalty Payments. All Royalties shall be due quarterly within 60 days following the end of each calendar quarter for Net Realization in such calendar quarter. Each payment shall be accompanied by a statement of Net Realization for the quarter and the calculation of the Royalties payable hereunder. In addition, within twenty (20) days following the end of each calendar quarter, an estimated statement of Net Realization for the quarter and the calculation of estimated Royalties for such completed quarter payable hereunder shall be provided by the party paying Royalties. All Royalties and all other amounts payable under this Agreement will bear interest at the rate of one and one-half percent (1.5%) per month (or the maximum interest allowable by applicable law, whichever is less), from the thirty-first (31st) day after the date due through the date of payment. Notwithstanding the foregoing, if any adjustments or inaccuracies in the amounts paid or payable are determined by the auditors of either Penwest or Endo in their review of financial results as provided in Section 4.8 hereof, and the other party agrees to such adjustment, such adjustments for the immediately preceding quarter may be reconciled and described in the next due written report and the Royalty payment then next due shall be adjusted to reflect the determination of such auditors and such agreement.

         4.8 Records; Audits. Endo or Penwest, as the case may be, shall keep and shall cause its respective Affiliates and its and their respective sublicensees to keep complete, true and accurate records for the purpose of showing the derivation of all Royalties payable to Penwest or Endo, as the case may be, under this Agreement. Penwest or Endo, as the case may be, or their respective representatives shall have the right to inspect, copy and audit such records at any time during reasonable business hours upon reasonable advance written notice to Endo or Penwest, as the case may be, or any of their respective Affiliates or sublicensees. Information gathered during such an audit shall be held in confidence by the requesting party and its Affiliates, except to the extent any of the exceptions stated in Sections 10.1.1 through 10.1.7 hereof apply thereto, and the requesting party's auditors will be required to execute an agreement consistent with this obligation and otherwise reasonably acceptable to the other party hereto. Any such audit shall be at the expense of the requesting party, unless the audit reveals that, with respect to the period under audit, less than 90% (for the first such audit conducted with respect to the Product) or 97% (for any subsequent audits with respect to the Product) of the Royalties due to the requesting party hereunder have been paid, in which event the other party shall pay or reimburse the requesting party for the reasonable expenses of such audit, in addition to the requesting party's other remedies that may be available for such underpayment.

         4.9 Rate of Exchange for Non-U.S. Royalties. All monies due Penwest hereunder shall be paid in United States Dollars to Penwest in Patterson, New York, U.S.A. All monies due Endo hereunder shall be paid in United States Dollars to Endo in Chadds Ford, Pennsylvania, U.S.A. With respect to any Royalties that may become payable hereunder based on Net Realization in nations in the Territory other than the U.S., the rate of exchange to be used shall be the average commercial rate of exchange for the 30 days preceding the date of payment for the conversion of local currency to United States Dollars as published by The Wall Street Journal (or if it ceases to be published, a comparable publication to be agreed upon by the parties).

5.       Term and Termination.

         5.1 Term. The term of this Agreement shall begin on the Effective Date and shall, unless earlier terminated as provided herein, continue until the last to occur of: (i) the end of the last License Term to expire or be terminated, if any such License Term(s) are in effect on any date determined under clause (ii) below; and (ii) the end of the term of any license under
                  Section 6.7 or 6.8 hereof, if any such license is in effect on any date determined under clause (i) above.

         5.2 Receipt of Non-Approvable Letter. This Agreement may be terminated by mutual agreement of the parties if the FDA issues a non-approvable letter with respect to the Product.

         5.3 Mutual Agreement. This Agreement may be terminated by the mutual agreement of the parties at any time.

         5.4 Unfavorable or Inconclusive Results. This Agreement may be terminated if it is determined by Committee Action that due to unfavorable or inconclusive results to that time, no further efforts are likely to lead to the Approval for the Product in the U.S.

         5.5 Termination of Participation in a Certification Period. Either party may at its option terminate its participation in any Certification Period (including without limitation the U.S. Certification Period) at its election and upon at least 30 days' prior written notice to the other party (subject, however, to a continuing duty to contribute as provided herein to the costs of Certification Tasks previously committed prior to such notice), if (x) it determines in good faith that no further efforts are likely to lead to the applicable Approval for the Product or (y) it does not desire to spend further sums or devote further resources to complete the applicable Certification Tasks. In addition, either party may elect not to participate in a Certification Period with respect to a nation other than the U.S. as provided in Section 3.6.2 hereof. In any such event, all other terms and conditions of this Agreement shall remain in full force and effect.

                  5.5.1 If the terminating party is Endo, this shall, as to such nation, have the results stated in Section 6.8 hereof.

                  5.5.2 If the terminating party is Penwest, this shall, as to such nation, have the results stated in Section
                           6.7 hereof.

                  5.5.3 Any termination pursuant to this Section 5.5 shall have the results set forth in Section 3.5.1 hereof and, in the case of Endo, Section 3.5.2 hereof and, in the case Penwest, Section 3.5.3 hereof; provided that any amounts that are then due and payable shall be paid within sixty (60) days of any termination under this section, or with the next scheduled payment under Section 3.7 hereof (whichever is sooner).

         5.6 Termination of an Exclusivity Period for Failure to Meet Minimum Net Realization Levels. Penwest or Endo, as the case may be, may at its option terminate the Exclusivity Period for the Product in one or more nations in the Territory if Endo or Penwest, as the case may be, fails to meet the Minimum Net Realization levels in such nation under the then-current applicable Manufacturing and Marketing Plan for the Product during any two consecutive calendar years. In such event, all other terms and conditions of this Agreement shall remain in full force and effect.

         5.7 Failure to Launch or Discontinuation of Active Marketing. If Endo or Penwest, as the case may be, fails to launch full-scale marketing of the Product in any nation in the Territory within the time frames specified in the then-current Manufacturing and Marketing Plan therefor, or announces its intention to discontinue active marketing of the Product in such nation, Penwest or Endo, as the case may be, may at its option elect to terminate the License Term for the Product in such nation upon the delivery of written notice to Endo or Penwest, as the case may be. Any such termination of such License Term will have the effect of removing the affected nation(s) from the Territory for the Product and shall have the results stated in Sections 6.8 or 6.7 hereof (as the case may be) with respect to such nation. In such event, all other terms and conditions of this Agreement shall remain in full force and effect.

         5.8 Material Breaches. In the event that either party materially breaches any of the terms, conditions or agreements contained in this Agreement to be kept, observed or performed by it, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the party that committed the breach (i) in the case of breach of obligations other than the payment of money, 90 days' notice in writing, unless the notified party within such 90-day period shall have cured the breach, and (ii) in the case of breach of an obligation for the payment of money, 30 days' notice in writing, unless the notified party within such 30-day period shall have cured the breach, including any required payment of interest on previously unpaid amounts as set forth herein.

                  5.8.1 If the defaulting party is Endo, a termination under this section shall have the results stated in Section
                           6.8 hereof.

                  5.8.2 If the defaulting party is Penwest, a termination under this section shall have the results stated in
                           Section 6.7 hereof.

                  5.8.3 Any termination pursuant to this Section 5.8 shall have the results set forth in Section 3.5.1 hereof and, in the case of Endo, Section 3.5.2 hereof and, in the case of Penwest, Section 3.5.3 hereof; provided that any amounts that are then due and payable shall be paid within sixty

                           (60) days of any termination under this section, or with the next scheduled payment under Section 3.7 hereof (whichever is sooner).

         5.9 Endo's Bankruptcy; Insolvency. If Endo files for protection under federal or state bankruptcy laws, becomes insolvent, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has such petition filed against it, then Sections 6.8,
                  3.5.1 and 3.5.2 hereof shall apply; provided that if any of the foregoing conditions arises as a consequence of actions taken by third parties to which Endo has not acquiesced, then such Sections shall not apply as a consequence of such condition unless such condition persists for more than forty-five (45) days; provided further that if any of the foregoing conditions arises after the end of all Certification Periods or more than one hundred eighty (180) days after Endo has ceased participation in any Certification Period, then
                  Section 6.8.3 shall not apply as a consequence of such condition.

         5.10 Penwest's Bankruptcy; Insolvency. If Penwest files for protection under federal or state bankruptcy laws, becomes insolvent, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has such petition filed against it, then Sections 6.7, 3.5.1 and 3.5.3 hereof shall apply; provided that if any of the foregoing conditions arises as a consequence of actions taken by third parties to which Penwest has not acquiesced, then such Sections shall not apply as a consequence of such condition unless such condition persists for more than forty-five (45) days; provided further that if any of the foregoing conditions arises after the end of all Certification Periods or more than one hundred eighty (180) days after Penwest has ceased participation in any Certification Period, then Section 6.7.3 shall not apply as a consequence of such condition.

         5.11 Survival. Endo's or Penwest's, as the case may be, obligations regarding payment of Royalties accrued as of the date of termination, Penwest's rights under Sections 6.9.1 and 6.10 hereof (except if this Agreement is terminated due to an uncured breach on the part of Penwest), and Endo's rights under Sections 6.9.2 and 6.11 (except if this Agreement is terminated due to an uncured breach on the part of Endo), and the provisions of Sections 5, 6.1, 6.5-6.12, 9, 10, 12.2, 13, and 14, hereof shall survive any expiration or termination of this Agreement.

6.       Ownership and Licenses.

         6.1 Retention of Ownership; Inventorship; Assignment. Except as otherwise explicitly transferred as provided herein, each party will, as between it and the other party hereto, retain ownership of any and all inventions, copyrights, trade secrets, patent rights and other technology and rights to the extent conceived or developed solely by its personnel, Affiliates, or contractors (other than the other party hereto). Inventorship for the purposes of this Agreement will be determined under the prevailing U.S. rules and interpretations. Unless otherwise approved by Committee Action, the party primarily responsible for the filing of a PLA shall own such PLA(s). Neither party makes any grant of rights by implication. Notwithstanding the foregoing, Endo hereby assigns to Penwest, its entire, right, title, and interest, if any, in the United States and throughout the world, in any inventions that constitute Penwest Product Technology. Notwithstanding the foregoing, Penwest hereby assigns to Endo, its entire right title and interest, if any, in the United States and throughout the world, in any inventions that constitute Endo Product Technology. Endo and Penwest hereby agree to execute any documents and to perform such other proper acts as the other party may deem reasonably necessary to perfect and/or record the rights transferred in this Section 6.1. For purposes of clarity and notwithstanding anything in this Section 6.1 to the contrary, (i) the parties acknowledge that they have jointly filed the five (5) provisional patent applications set forth in Exhibit 6.1 and
                  (ii) Penwest hereby acknowledges that the inventions claimed in the first three (3) of such provisional patent applications constitute Endo Product Technology and (iii) Endo hereby acknowledges that the inventions claimed in the last two (2) of such provisional patent applications constitute Penwest Product Technology and (iv) the parties hereby acknowledge that the assignments contained in this Section 6.1 pertain to this Endo Product Technology and this Penwest Product Technology, respectively.

         6.2 Filing and Prosecution of Patents. Except as otherwise provided herein, each party shall be responsible, as it shall determine, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to its own intellectual property and for the maintenance of any available patent protection with respect thereto, and Penwest or Endo, as the case may be, will be responsible for the filing and prosecution of any and all Penwest or Endo patent applications with respect to the Penwest Product Technology or the Endo Product Technology, as the case may be, subject to reasonable consultation with the other party and with due regard to reasonable concerns, if any, expressed by either party as to the impact such a filing and prosecution may have on its other rights and technologies; provided, however, that neither party commits that any such patent protection will be available or continuous hereunder but each party shall exert Best Commercial Efforts to secure and to maintain in force the patent protection under the Product Technology Patents.

         6.3      Licenses Granted.

                  6.3.1 Penwest hereby grants to Endo a license under the Penwest Product Technology, the Penwest Patents and Penwest's Confidential Technology disclosed to Endo hereunder to make, have made, use, sell, offer for sale, and import the Product in the Territory. Such license shall be exclusive as to the applicable nation(s) during the Exclusivity Period applicable thereto, and shall otherwise be nonexclusive. Such license does not extend to the making of TIMERx or Formulated TIMERx (which is covered by Section 6.6 hereof), but does cover the incorporation of the same into the Product. Except as provided for herein, Endo shall have no right to grant sublicenses under this
                           Section 6.3 without the prior written consent of Penwest, which consent shall not be unreasonably withheld. Penwest will, throughout the License Term, promptly notify Endo of all Penwest Patents referred to in Section 1.32 of the Definitions Exhibit and provide Endo with access to all of the same, solely for use within the scope of the license stated in this section.

                  6.3.2 Endo hereby grants to Penwest a license, with right to sublicense, under any and all Endo Technology and Endo Product Technology to make, have made, use, sell, offer for sale, and import the Product in the Territory; provided, however, that during the Exclusivity Period for the license granted by Penwest to Endo under Section 6.3.1 hereof, such license under Section 6.3.1 will take precedence over the license under this Section 6.3.2. The license under this Section 6.3.2 shall be exclusive to Penwest for an "Exclusivity Period" (as defined in Section 1.20 of the Definitions Exhibit, mutatis mutandis for application to patents on Endo Technology and Endo Product Technology and to Endo's Confidential Technology provided to Penwest); provided, however, that if and to the extent that the license granted to Endo under Section 6.3.1 hereof continues after the end of an applicable Exclusivity Period thereunder (whether pursuant to Section 5.6 or otherwise), this license to Penwest under this Section 6.3.2 shall be nonexclusive.

         6.4 Exclusivity. During the term of this Agreement, neither party shall, and hereby represents and warrants that none of its Affiliates shall, develop, attempt to develop, or actively investigate any version, materials, or system for any extended-release oral tablet, oral capsule or other oral solid dosage form product containing Oxymorphone, Oxymorphone metabolites, Oxymorphone derivatives and/or Oxymorphone salts as its only active therapeutic drug substance(s) (or agree or seek to agree with others to do so or any part thereof), unless such activities are with respect to the Certification Period (and subsequent Marketing Period) as to which the other party has elected not to participate, as permitted hereunder. Endo acknowledges that Penwest, for itself and for others, applies, and will seek to apply, TIMERx to other products. Other than as set forth in this Section 6.4, no provision hereof, and no exclusivity hereunder, shall prevent Penwest from so applying TIMERx or Formulated TIMERx, so long as the end product is not the Product for manufacture or sale in the Territory during the

                  Exclusivity Period and is not a solid dosage form product for oral administration containing Oxymorphone (or Oxymorphone metabolites, Oxymorphone derivatives and/or Oxymorphone salts) as its only active therapeutic drug substance(s).

         6.5 Licenses as to Product Technology. In recognition of the parties' cooperative efforts with respect to the Penwest Product Technology and the Endo Product Technology, but without the express or implied grant of any license to any underlying or enabling rights or technology (except as otherwise provided herein), it is agreed that each party and its Affiliates shall have the nonexclusive, worldwide right and license, without the right to sublicense except as otherwise agreed by the parties, such agreement not to be unreasonably withheld, under the Penwest Product Technology and the Endo Product Technology, as the case may be, to make, have made, use, sell, offer for sale, and import the Product in accordance with this Agreement. Each party will promptly notify the other of all relevant Penwest Product Technology or Endo Product Technology, as the case may be, and provide such other party with access to all of the same.

         6.6 Endo's License to TIMERx. Penwest hereby grants to Endo a nonexclusive license under the TIMERx Production Technology to make and have made Formulated TIMERx solely for use in the Product for sale in the Territory with rights of sublicense for purposes of having Formulated TIMERx made in the Territory for use in the Product for sale in the Territory; provided, however, that Endo agrees that it shall not exercise its rights under such license (or grant any sublicenses) except to make and have made Formulated TIMERx for use in the Product during the periods set forth in Section 7.4.4 hereof and the provisions set forth in Sections 7.4.1 through 7.4.3 hereof shall apply.

         6.7 Endo's Continuing License. In the event that (a) Penwest terminates its participation, or elects not to participate, in a Certification Period pursuant to Section 3.5, Section 3.6 or
                  Section 5.5 hereof, (b) Endo terminates this Agreement pursuant to Section 5.8 hereof due to an uncured breach by Penwest, or (c) Section 5.10 hereof becomes applicable, then Penwest's licenses to Endo under Sections 6.3.1, 6.5, 6.6,
                  6.9.2 and 6.11 hereof shall continue with respect to the Product in the relevant nation(s) in the Territory, but with the following changes and adjustments as to such license with respect to the Product in such nation(s):

                  6.7.1 Termination of Endo's License to Penwest. Endo's license to Penwest under Sections 6.3.2 and 7.5.1 shall terminate upon the effectiveness of this
                           Section 6.7.

                  6.7.2 Effect on Exclusivity Period. The Exclusivity Period for the license under Section 6.3.1 hereof shall last until the longer of five (5) years commencing with the effective date of the application of this Section
                           6.7 and the date on which there are no more Penwest Product

                           Technology Patents (if any) applicable to the Product in such relevant nation(s) in the Territory (or, as to pending patent applications, that would be so applicable, if they were then issued as patents), and shall thereafter be nonexclusive in such relevant nation(s).

                  6.7.3 Reduction in Royalty Payable to Penwest. Commencing with the effective date of the application of this
                           Section 6.7, the Royalties payable by Endo to Penwest with respect to the licenses under Sections 6.3.1, 6.5, 6.6, 6.9.2 and 6.11 hereof shall be reduced solely to the extent contemplated under Section 4.6.1 hereof.

                  6.7.4 Supply of TIMERx. Except in the event Endo exercises its license in Section 6.6 hereof, the parties' agreements under Section 4.4 and Article 7 hereof will continue to apply to Endo's and its Affiliates' and sublicensees' requirements of Formulated TIMERx for use in the Product produced pursuant to this
                           Section 6.7 for sale in the relevant nation(s) in the Territory, throughout the life of the license under
                           Section 6.3.1 hereof, as modified pursuant to Section
                           6.7.2 above.

                  6.7.5 As used in this Section 6.7, the "relevant nation(s) in the Territory" shall mean the entire Territory except in cases where the relevant termination referred to above in clauses (a) - (c) relates to one or more, but not all, of the nations in the Territory, in which cases "relevant nation(s) in the Territory" shall mean the nation(s) to which such termination relates.

                  6.7.6 Penwest Intellectual Property Subject to License. The licenses under Sections 6.3.1, 6.5, 6.6, 6.9.2 and
                           6.11 hereof, to the extent applicable pursuant to this Section 6.7, will apply only to the Penwest Patents, the Penwest Product Technology, the Penwest Improvement Technology, the TIMERx Production Technology, the Penwest Test and Regulatory Data and Penwest's Confidential Technology made or discovered prior to expiration of two years following such termination, together with any and all intellectual property and other rights thereto and therein in the relevant nation(s) in the Territory, inclusive of later-issued patents to the extent disclosing the same. Notwithstanding Section 6.9.2 and Sections
                           1.32.2 or 1.32.3 of the Definitions Exhibit, any such technology made or discovered more than two years following such application shall not be licensed to Endo for exploitation with respect to the Product in the relevant nation(s) in the Territory. Penwest will, throughout the term of the license under
                           Section 6.3.1 hereof, to the extent applicable to the Product in the relevant nation(s) in the Territory, promptly notify Endo of all Penwest Patents, Penwest Product Technology, Penwest Improvement Technology, TIMERx

                           Production Technology, and Penwest Test and
                           Regulatory Data and provide Endo with access to all of the same, solely for use within the scope of the licenses under Section 6.3.1, 6.5, 6.6, 6.9.2, and
                           6.11 hereof, to the extent applicable pursuant to this Section 6.7.

                  6.7.7 Consent to Sublicense Not Necessary. The requirement that Endo obtain Penwest's consent to sublicenses under Sections 6.3.1, 6.5 and 6.6 hereof shall not apply.

         6.8 Penwest's Continuing License. In the event that (a) Endo terminates its participation, or elects not to participate, in a Certification Period pursuant to Section 3.5, Section 3.6 or
                  Section 5.5 hereof, (b) Penwest terminates an Exclusivity Period pursuant to Section 5.6 hereof or a License Term pursuant to Section 5.7 hereof, (c) (to the extent specified in Section 4.3 hereof) the acceptance by Committee Action under Section 4.3 hereof of Penwest or its designated third party to pursue the activities described in that section in a specified nation(s) in the Territory, (d) Penwest terminates this Agreement pursuant to Section 5.8 hereof due to an uncured breach by Endo, or (e) Section 5.9 hereof becomes applicable, then Endo's licenses to Penwest under Sections 6.3.2, 6.5, 6.9.1, 6.10 and 7.5.1 hereof shall continue with respect to the Product in the relevant nation(s) in the Territory, but with the following changes and adjustments as to such license with respect to the Product in such nation(s):

                  6.8.1 Termination of Penwest's Licenses to Endo. Except where the applicable termination is only of an Exclusivity Period under Section 5.6 hereof, the License Term with respect to the Product in the relevant nation(s) in the Territory affected by such termination shall, for purposes of the licenses granted by Penwest to Endo under Sections 6.3.1 hereof and 6.6 hereof, terminate upon the effectiveness of this Section 6.8.

                  6.8.2 Effect on Exclusivity Period. Except where the applicable termination is only of an Exclusivity Period under Section 5.6 hereof, the license under
                           Section 6.3.2 hereof, to the extent applicable to the Product in the relevant nation(s) in the Territory, shall be exclusive within its scope to Penwest for an "Exclusivity Period" (as defined in Section 1.20 of the Definition Exhibit, mutatis mutandis for application to patents on Endo Technology existing as of the Effective Date and to Endo's Confidential Technology provided to Penwest) lasting until the longer of five (5) years commencing with the effective date of the application of this Section 6.8 and the date on which there are no more Endo Product Technology Patents (if any) applicable to the Product in such relevant nation(s) in the Territory (or, as to pending patent applications, that would be so applicable, if they were then issued as patents), and shall thereafter be nonexclusive in such relevant nation(s).

                  6.8.3 Reduction in Royalty Payable to Endo. Commencing with the effective date of the application of this Section 6.8, the Royalties payable by Penwest to Endo with respect to the licenses under Sections 6.3.2, 6.5, 6.9.1, 6.10 and 7.5.1 hereof shall be reduced solely to the extent contemplated under Section 4.6.2 hereof.

                  6.8.4 Continuing Assistance of Endo. Throughout the life of the license under Section 6.3.2 hereof, as modified by this Section 6.8, Endo will provide to Penwest and its Affiliates and sublicensees reasonable assistance on commercially reasonable terms for the purposes of developing, testing, certifying, making, using, selling, offering for sale, or importing the Product or any services involving the Product in the relevant nation(s) in the Territory, including without limitation making available to Penwest the benefit of any and all Facilities Certifications to the maximum extent permitted by law. Without limiting the generality of the foregoing, at Penwest's option, Endo will specifically either:

                           (i) supply Penwest and its Affiliates' and sublicensees' with sufficient quantities of the Oxymorphone active drug substance (ADS) produced in accordance with the Specifications in compliance with cGMP and all applicable laws and regulations, to meet their reasonable requirements for the manufacturing of the Product. If and to the extent this clause (i) is effective, Penwest shall purchase all of its and its Affiliates' and sublicensees' requirements thereof for such uses from Endo during such period. The price for all Oxymorphone ADS sold hereunder shall equal the applicable Oxymorphone Price, and shall be payable by Penwest to Endo within thirty (30) days after the shipping of the Oxymorphone ADS to Penwest. As provided in Exhibit 1.28, the price of the Oxymorphone ADS used in the Product will be one of the deductions applied in the calculation of the Net Realization. The Oxymorphone ADS shall be provided F.O.B. Garden City, New York, and all other terms of such supply shall be as provided in Article 7 hereof, mutatis mutandis for application to the Oxymorphone ADS sold by Endo; or

                           (ii) manufacture and sell, or cause to be manufactured and sold, to Penwest and its Affiliates and sublicensees, on commercially reasonable terms, the finished Product for sale in the relevant nation(s) in the Territory and shall deliver the same to the relevant nation(s) in the Territory, or otherwise assist Penwest or its Affiliates or sublicensees to effect such deliveries.

                                    In the absence of any specific election by Penwest between clause (i) and (ii), it will be deemed to have selected clause (ii). Penwest may, on good cause shown and after consultation with Endo, reasonably elect to switch a single time as to the Product in any relevant nation in the Territory (unless Endo in its discretion approves subsequent switches, one way or the other as to the Product in such relevant nation) from the course specified in clause (ii) to that in clause (i), and Endo agrees to reasonably assist Penwest to be able to make such a switch. Penwest will, at the reasonable request of Endo, switch to clause (i) in those situations in which it is able to do so without significant harm to its interests and in which this would be of substantial benefit to Endo.

                  6.8.5 As used in this Section 6.8, the "relevant nation(s) in the Territory" shall mean the entire Territory except in cases where the relevant termination referred to above in clauses (a) - (e) relates to one or more, but not all, of the nations in the Territory, in which cases "relevant nation(s) in the Territory" shall mean the nation(s) to which such termination relates.

                  6.8.6 Notwithstanding Section 6.9.1 hereof, Endo Technology and Endo Product Technology made or discovered more than two years following such termination shall not be licensed to Penwest for exploitation with respect to the Product in the relevant nation(s) in the Territory. Endo will, throughout the term of the license under Section 6.3.2 hereof, to the extent applicable to the Product in the relevant nation(s) in the Territory, promptly notify Penwest of all existing Endo Technology and Endo Test and Regulatory Data and provide Penwest with access to all of the same, solely for use within the scope of the license under Section 6.3.2 hereof, to the extent applicable pursuant to this Section 6.8.

         6.9      License to Improvement Technology.

                  6.9.1 Subject to Section 6.8.6 hereof, Endo hereby grants to Penwest a worldwide, nonexclusive license, with right to sublicense, under any and all Endo Improvement Technology to make, have made, use, sell, offer for sale, and import any products containing or based upon TIMERx. Such license will be royalty-free except as is otherwise provided herein. Endo will, throughout the term of this Agreement, promptly notify Penwest of all Endo Improvement Technology and provide Penwest with access to all of the same, solely for use within the scope of the license stated in this section.

                  6.9.2 Subject to Section 6.7.6 hereof, Penwest hereby grants to Endo a worldwide, nonexclusive license, with right to sublicense, under any and all Penwest Improvement Technology to make, have made, use, sell, offer for sale, and import any product containing Oxymorphone as an active ingredient. Such license will be royalty-free except as is otherwise provided herein. Penwest will, throughout the term of this Agreement, promptly notify Endo of all Penwest Improvement Technology and provide Endo with access to all of the same, solely for use within the scope of the license stated in this section.

         6.10 License to Endo Test and Regulatory Data. Endo hereby grants Penwest a nonexclusive and royalty-free license, with right to sublicense, under all rights of Endo and its Affiliates and sublicensees in and to the Endo Test and Regulatory Data to use the same for purposes of marketing or complying with governmental requirements of any country (other than with respect to the Product or a product directly competitive with the Product for manufacturing, marketing or use in the Territory during the applicable Exclusivity Period); provided that Penwest will not use any of the same for purposes of marketing or disclosure to the public, to the extent the particular Endo Test and Regulatory Data is then Endo's Confidential Technology, unless Endo has consented thereto, which consent shall not be unreasonably withheld. Endo hereby consents to Penwest's and its sublicensees' cross-referencing, in any PLAs or other regulatory filings made by them within the scope of such license, any PLA filing made or drug master file created by Endo or its Affiliates relating to or containing any of the Endo Test and Regulatory Data. The license under this section shall survive any termination or expiration of the term of this Agreement, except a termination under Section 5.8 hereof due to an uncured breach by Penwest. Endo will, throughout the License Term and solely for use within the scope of the license stated in this section, provide to Penwest on request access to all of the Endo Test and Regulatory Data in or coming into Endo's possession or otherwise reasonably available to it. Notwithstanding anything to the contrary in Section 6.1, Endo will retain ownership in (but Penwest shall have the right to use within the scope of, and as limited by, its licenses thereto under this Section 6.10) Endo Test and Regulatory Data and any IND or NDA related to the Product, as well as the foreign equivalents thereof, if applicable.

         6.11 License to Penwest Test and Regulatory Data. Penwest hereby grants Endo a nonexclusive, royalty-free license, with right to sublicense, under all rights of Penwest and its Affiliates in and to the Penwest Test and Regulatory Data to use the same for purposes of complying with governmental requirements, but solely with respect to the Product for marketing or use in the Territory. Penwest hereby consents to Endo's and its sublicensees' cross-referencing, in any PLAs or other regulatory filings made by them within the scope of such license, any PLA filing made or drug master file created by Penwest or its Affiliates relating to or containing any of the Penwest Test and Regulatory Data. The license and rights under this section shall survive any termination or expiration of the term of this Agreement, except a termination under Section 5.8 hereof due to an uncured breach by Endo. Penwest will, throughout the License Term and solely for use within the scope of the license stated in this section, provide to Endo on request access to all of the Penwest Test and Regulatory Data in or coming into Penwest's possession or otherwise reasonably available to it. Notwithstanding anything to the contrary in Section 6.1, Penwest will retain ownership in (but Endo shall have the right to use within the scope of, and as limited by, its licenses thereto under this Section 6.11) Penwest Test and Regulatory Data.

         6.12 Marking of the Product. Each party agrees to mark and to have marked by its sublicensees all Product manufactured, used or sold by it or its sublicensees in accordance with the laws of the United States or other applicable nation(s) in the Territory relating to the marking of patented articles with notices of patent.

7.       Supply of TIMERx; Oxymorphone.

         7.1 Sales of TIMERx. All sales of Formulated TIMERx shall be F.O.B. Patterson, New York, and Endo shall bear all transportation, insurance, taxes, duties, and other costs and risks of loss, spoilage and damage associated with the shipping and delivery of Formulated TIMERx to Endo or its Affiliates or sublicensees.

         7.2 Quality Control Testing. Penwest shall perform routine quality control tests with respect to all Formulated TIMERx as required by the FDA, or otherwise as Penwest deems necessary in accordance with its applicable policies, and Penwest will also bear the expenses and fees for filing the Drug Master File for TIMERx with the FDA. No other or special tests by Penwest with respect to the raw materials or Formulated TIMERx will be required, unless and to the extent that Endo establishes that the same are required in order to obtain or maintain a governmental license to market the Product in the Territory. Penwest shall promptly, upon completion of each lot or batch of Formulated TIMERx, deliver to Endo a copy of the record of such test performed on said lot or batch. Endo will perform quality control tests on Formulated TIMERx immediately on receipt at its, or its designee's, facility and advise Penwest within thirty (30) days of any deviations from Specifications.

         7.3 Non-Conforming Shipments. If Endo considers any such shipment not to conform to the applicable Specifications, Endo shall notify Penwest as provided in Section 7.2 hereof and provide Penwest with the relevant analysis. PENWEST'S SOLE OBLIGATION AND ENDO'S EXCLUSIVE REMEDY FOR ANY SUCH NONCONFORMITY SHALL BE AS FOLLOWS:

                           (i) Penwest shall at its own expense accept return of any shipment not accepted, or else reimburse Endo for the cost of disposal or destruction;

                           (ii) Penwest shall use its Best Commercial Efforts to replace the non-conforming shipment with conforming Formulated TIMERx; and

                           (iii) Section 7.4 hereof shall apply if in any circumstances set out in that Section Penwest shall be unable to supply replacement conforming Formulated TIMERx.

         7.4 Failure to Supply TIMERx. If for any reason Penwest fails to supply Endo with its and its Affiliates' and sublicensees' requirements of Formulated TIMERx during the term of this Agreement, Endo shall, AS ENDO'S SOLE AND EXCLUSIVE REMEDY FOR ANY FAILURE TO SUPPLY Formulated TIMERx, be entitled to exercise the rights granted by Penwest in Section 6.6 hereof, and Penwest shall make knowledgeable personnel reasonably available, at Penwest's expense, to consult with Endo, all to the extent necessary to enable Endo, or its designee, to produce TIMERx that would otherwise have been supplied, directly or indirectly, by Penwest hereunder for Endo and its Affiliates and sublicensees in connection with the production of the Product pursuant to this Agreement.

                  7.4.1 The license granted in Section 6.6 hereof shall be royalty-free, it being understood that Endo's actual direct manufacturing costs and allocable indirect costs relating to the manufacture of the Formulated TIMERx will be one of the deductions applied in the calculation of the Net Realization.

                  7.4.2 Endo shall maintain TIMERx Production Technology delivered to Endo pursuant to this section, whether orally or in writing, as Penwest Confidential Technology in accordance with Section 10 hereof and shall use such information and technology only for the purpose of producing Formulated TIMERx for its own use and the use of its Affiliates and sublicensees in connection with this Agreement.

                  7.4.3 Endo acknowledges that, in doing the foregoing, Penwest will not be providing a turnkey operation. Rather, Penwest will only be required to make reasonably available to Endo the best standard of knowledge and information then available to Penwest and directly used in its or its Affiliates manufacture of Formulated TIMERx.

                  7.4.4 A failure to supply giving rise to Endo's rights to use the TIMERx Production Technology to manufacture or have manufactured Formulated TIMERx in accordance with this Section 7.4 shall only be deemed to have occurred if (i) Penwest's failure to supply is a material failure that continues for a period in excess of 90 days from the due date of delivery (regardless of Endo's safety stock of TIMERx), (ii) Endo gives Penwest notice of such material and continuing failure, and (iii) Penwest fails to cure such failure within thirty (30) days after receipt of such notice. Furthermore, Endo shall only be entitled to manufacture or have manufactured Formulated TIMERx in accordance with this Section 7.4 under the license granted in Section 6.6 hereof until Penwest has both (1) notified Endo that it is ready, willing and able to supply TIMERx in accordance with this Agreement and (2) successfully supplied TIMERx to meet Endo's orders therefor, up to Endo's forecasted demands, over the next consecutive six-month period.

         7.5 Failure to Supply Oxymorphone ADS or Finished Product. If for any reason Endo fails to supply Penwest with its and its Affiliates' and sublicensees' requirements of Oxymorphone ADS or finished Product as required under Section 6.8.4 hereof, Penwest shall, AS PENWEST'S SOLE AND EXCLUSIVE REMEDY FOR ANY SUCH FAILURE, be entitled to exercise the rights granted by Endo in Section 7.5.1 hereof, and Endo shall make knowledgeable personnel reasonably available, at Endo's expense, to consult with Penwest, all to the extent necessary to enable Penwest, or its designee, to produce Oxymorphone ADS or finished Product that would otherwise have been supplied, directly or indirectly, by Endo hereunder for Penwest and its Affiliates and sublicensees pursuant to Section 6.8.4 hereof.

                  7.5.1 Endo hereby grants to Penwest a nonexclusive license under all of Endo's rights under patents and other technology belonging to Endo or which Endo has a right to practice and sublicense from time to time during the term of this Agreement that directly relate to, are desirable for, or are necessary or useful for the production of, finished Product or Oxymorphone ADS, to make and have made finished Product and Oxymorphone ADS, solely for use in the Product for sale in the Territory, with rights of sublicense for purposes of having finished Product and Oxymorphone ADS made in the Territory for use in the Product for sale in the Territory; provided, however, that Penwest agrees that it shall not exercise its rights under such license (or grant any sublicenses) except to make and have made finished Product and Oxymorphone ADS for use in the Product during the periods set forth in Section 7.5.5.

                  7.5.2 The license granted in Section 7.5.1 shall be royalty-free, it being understood that Penwest's actual direct manufacturing costs and allocable indirect costs relating to the manufacture of the finished

                           Product and Oxymorphone ADS will be one of the deductions applied in the calculation of the Net Realization.

                  7.5.3 Penwest shall maintain the technology delivered to Penwest pursuant to this section, whether orally or in writing, as Endo Confidential Technology in accordance with Section 10 hereof and shall use such information and technology only for the purpose of producing finished Product and Oxymorphone ADS for its own use and the use of its Affiliates and sublicensees in connection with this Agreement.

                  7.5.4 Penwest acknowledges that, in doing the foregoing, Endo will not be providing a turnkey operation. Rather, Endo will only be required to make reasonably available to Penwest the best standard of knowledge and information then available to Endo and directly used in its or its Affiliates' manufacture of the finished Product and Oxymorphone ADS.

                  7.5.5 A failure to supply giving rise to Penwest's rights to manufacture or have manufactured finished Product and Oxymorphone ADS in accordance with this Section
                           7.5 shall only be deemed to have occurred if (i) Endo's failure to supply is a material failure that continues for a period in excess of 90 days from the due date of delivery (regardless of Penwest's safety stock thereof), (ii) Penwest gives Endo notice of such material and continuing failure, and (iii) Endo fails to cure such failure within thirty (30) days after receipt of such notice. Furthermore, Penwest shall only be entitled to manufacture or have manufactured finished Product and Oxymorphone ADS in accordance with this Section 7.5 under the license granted in Section 7.5.1 hereof until Endo has both
                           (1) notified Penwest that it is ready, willing and able to supply Oxymorphone ADS in accordance with this Agreement and (2) successfully supplied Oxymorphone ADS to meet Penwest's orders therefor, up to Penwest's forecasted demands, over the next consecutive six-month period.

         7.6 Access. While Penwest is supplying Formulated TIMERx hereunder to Endo, Penwest shall, after receipt of reasonable prior notice, give duly accredited representatives of Endo access at all reasonable times during regular business hours to the plant in which the Formulated TIMERx is being produced, to ensure production practices creating Formulated TIMERx conform to Specifications. Penwest will exert its Best Commercial Efforts to maintain at all times during the Marketing Period at least two FDA-approved sources for the production of Formulated TIMERx (whether or not inclusive of Penwest's own production facilities). Penwest will exert its Best Commercial Efforts to obtain similar access for Endo to the production facilities of any of Penwest's third-party suppliers of the Formulated TIMERx.

         7.7 TIMERx Ordering Process. Endo shall deliver to Penwest firm written orders stating its (and/or its Affiliates' and sublicensees') requirements for Formulated TIMERx to be used for production of the Product for commercial use or sale no less than three (3) months in advance of the requested delivery date therefor, by giving firm orders at the beginning of each month that creates firm orders during the third following month (the order-submission month and the first and second months following having already been the subject of prior firm orders). All such orders shall be firm and shall not be cancelled or deferred by Endo.

         7.8 Estimates of TIMERx. At least six months before Endo and/or its Affiliates or sublicensees begin production of the Product for commercial use or sale (and in any event not later than concurrently with the submission of the first order for use in the production of the Product intended for commercial sale during the Marketing Period), Endo shall deliver to Penwest a written, non-binding estimate of all requirements of Formulated TIMERx therefor during the following 12 months. Endo will deliver to Penwest updates to such estimates on or before the first day of each January, April, July and October thereafter, which updates may revise estimates previously submitted, and will add estimates for additional months so that each such estimate covers the 8-month period following the end of the firm-order period (that is, the 4th through the 11th month after the month in which such estimates are made).

         7.9 Actual TIMERx Supply. Penwest will exert Best Commercial Efforts to supply Endo with all amounts of Formulated TIMERx requested by Endo, but Penwest shall have no obligation to supply Endo with quantities of Formulated TIMERx during any quarter in excess of 125% of the quantity estimated in Endo's estimate for that quarter which estimate was given to Penwest six months prior to the end of such quarter pursuant to
                  Section 7.8 hereof (the Six-Month Estimated Quantity), nor shall Endo order quantities for any quarter less than 75% of the applicable Six-Month Estimated Quantity.

         7.10 Notifications; Governmental Inspections. Each party shall promptly notify the other of any fact, circumstance, condition or knowledge dealing with TIMERx, Formulated TIMERx, or the Product of which the party becomes aware that bears upon the safety or efficacy of TIMERx, Formulated TIMERx, or the Product. Each party shall immediately notify the other of any inspection or audit relating to TIMERx, Formulated TIMERx, or the Product by any governmental regulatory authority in the Territory. If a representative of the governmental authority takes samples in connection with such audit or inspection, the parties shall immediately provide each other, as appropriate, samples from the same batch. The party in receipt of such notice will provide the other party within 72 hours, with copies of all relevant documents, including FDA Forms 482 and 483 (as applicable), warning letters and other correspondence and notifications as such other party may reasonably request. Penwest and Endo agree to cooperate with each other during any inspection, investigation or other inquiry by the FDA or other governmental entity, including providing information and/or documentation, as requested by the FDA, or other governmental entity. To the extent permissible, Penwest and Endo also agree to discuss any responses to observations or notifications received and to give the other party an opportunity to comment on any proposed response before it is made. In the event of disagreement concerning the content or form of such response, Endo shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Penwest shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities. Each party shall inform the other of all comments and conclusions received from the governmental authority.

         7.11 Manufacturing Agreements. In the event that Endo exercises its license rights under Section 6.6, Penwest shall use its Best Commercial Efforts to cause *** to promptly enter into an agreement with Endo to supply Formulated TIMERx to Endo on substantially the same terms and conditions (including those relating to the price of TIMERx) as are contained in the Custom Manufacturing Agreement dated *** between *** and Penwest, as amended through the date of such exercise by Endo (the "*** Manufacturing Agreement"), or any subsequent supplier of Penwest to promptly enter into an agreement with Endo to supply Formulated TIMERx to Endo on substantially the same terms and conditions (including those relating to the price of TIMERx) as those on which such subsequent supplier supplies to Penwest, but only for such duration as Endo is entitled to exercise such license rights. Penwest hereby represents and warrants that a true, correct and complete copy of the current *** Manufacturing Agreement has been provided to Endo and covenants to provide Endo with an updated copy of such agreement promptly in the event the *** Manufacturing Agreement is amended or modified and with a copy of the subsequent supply agreement promptly in the event that Penwest engages any additional or new supplier of TIMERx. In the event that Penwest exercises its license rights under Section 7.5.1, Endo shall use its Best Commercial Efforts to cause *** to promptly enter into an agreement with Penwest to supply Oxymorphone ADS to Penwest on substantially the same terms and conditions (including those relating to the price of the Oxymorphone ADS) as are contained in the Supply Agreement dated as of ***,between *** and Endo, as amended through the date of such exercise by Penwest (the "*** Supply Agreement") and to cause *** to promptly enter into an agreement with Penwest to supply finished Product to Penwest on substantially the same terms and conditions (including those relating to the price of the Product) as are contained in the Master Development and Toll Manufacturing Agreement, dated as of *** between *** and Endo, as amended through the date of such exercise by Penwest (the "*** Manufacturing Agreement"), or any subsequent supplier of Endo to promptly enter into an agreement with Penwest to supply finished Product to Penwest on substantially the same terms and conditions (including those relating to the price of the Product) as those on which such subsequent supplier supplies to Endo, but only for such duration as Penwest is entitled to exercise such license rights. Endo hereby represents and warrants that true, correct and complete copies of the *** Supply Agreement and the *** Manufacturing Agreement have been provided to Penwest and covenants to provide Penwest with updated copies of such agreements promptly in the event the *** Supply Agreement or the *** Manufacturing Agreement is amended or modified and with a copy of the subsequent supply agreement promptly in the event that Endo engages any additional or new supplier of the finished Product or Oxymorphone ADS.

8. Use of Trademarks. Unless prohibited by law, Endo agrees to market the Product in conjunction with the appropriate Penwest Trademark(s), and as provided in this section, including uses on such packaging, labeling and other materials as the Alliance Committee shall reasonably determine. The provisions of this Section 8 shall apply, mutatis mutandis, to marketing of the Product by Penwest or its designees as contemplated under Sections 4.2, 4.3, or 6.8 hereof, with respect to the use by Penwest or such designees of the Endo Trademarks.

         8.1 Benefit of Trademarks. Endo acknowledges that all Penwest Trademarks and all rights therein or registrations thereof, worldwide, shall belong exclusively to Penwest. All use of the Penwest Trademarks as contemplated in this Agreement by Endo shall accrue to the benefit of Penwest. Endo shall make no use of any of the Penwest Trademarks except to identify and promote the Product as contemplated hereunder for sale in the Territory. Endo shall not continue using the Penwest Trademarks after termination or expiration of this Agreement, nor after the removal or alteration of any such Penwest Trademark from Exhibit 1.17 hereto, except to complete the sale of inventory of the Product on hand at the time of termination or expiration, or at the time of such removal or alteration.

         8.2 Protection of Trademarks. Endo shall cooperate with Penwest to protect the interest of Penwest in the Penwest Trademarks, and shall neither attempt to register nor authorize others to register any Penwest Trademarks without the prior written consent of Penwest in each instance. Endo shall promptly inform Penwest of any actual or apparent infringement of any Penwest Trademarks or other intellectual properties of Penwest which may come to Endo's attention during the term hereof.

         8.3 Acknowledgement of Ownership of Trademarks. Endo shall use all appropriate notices of trademark status of the Penwest Trademarks, including the "(TM)" designation (or the (R) symbol for registered marks, if any), in all labeling and promotional materials and shall otherwise conform with all policies and notices of Penwest's rights in the marks and for the protection of the Penwest Trademarks, including without limitation the inclusion of an appropriate footnote acknowledging the use of the Penwest Trademark(s) under license. Endo will impose a spatial separation between any Penwest Trademarks and any other names or marks of Endo or any others, and will not otherwise use any of Penwest's names, marks or symbols in any manner that could, whether immediately or over time, create any substantial association between them and the business of Endo.

         8.4 Prior Approval of Use of Trademarks. Samples of the Product and any advertising, promotional materials or packaging related thereto that bear the Penwest Trademarks shall be provided by Endo to Penwest at least thirty (30) days prior to the first use or sale thereof, and at other times upon the request of Penwest. Endo shall not put any of such items into initial use without first obtaining the written approval of Penwest, which approval shall not be unreasonably withheld. Penwest shall at all times have the right to enter into Endo's facilities and/or to take other appropriate methods to check the quality of the Product manufactured or offered by Endo, from time to time during the term of this Agreement. If at any time or times Penwest reasonably determines that the quality of the Product manufactured or offered by Endo, or the packaging or promotional materials therefor, is not suitable for using the Penwest Trademarks or any of them, Penwest, at its option, shall have the right to suspend or prohibit the use of such Penwest Trademark(s); provided that Penwest has given Endo a written notice thereof and a period of 60 days to bring them up to Penwest's standards; provided further, however, that Penwest need not give such opportunity to cure any deficiency that has been the subject of more than two such notices on prior occasions during the preceding twelve months.

9.       Representations, Warranties and Indemnities.

         9.1 Mutual Authorization Representations. Each party represents and warrants to the other that it is duly organized and validly existing under the laws of the state of its organization, that it has the requisite corporate authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution and performance of its obligations hereunder are not and will not be in violation of or in conflict with any material obligation it may have to any third party.

         9.2      Penwest Representations.

                  9.2.1 Penwest represents and warrants that any Formulated TIMERx supplied by it to Endo hereunder for use in the Product, at the point of delivery:

                           (i) will conform to the Specifications in effect as of the order date therefor; and

                           (ii) to Penwest's current knowledge, without undertaking any special investigation, will not infringe upon the intellectual property rights of any third party.

                  9.2.2 Penwest represents and warrants that it has all right, title and interest in the Penwest Patents and is authorized to grant the licenses granted herein.

         9.3 Mutual Licenses, Permits and Authorizations Representations. Each party represents and warrants to the other that it has obtained, and will at all times during the term of this Agreement hold and comply with, all licenses, permits and authorizations necessary to perform this Agreement and to test, manufacture, market, export, and import the Product, Oxymorphone, or Formulated TIMERx to be so tested, manufactured, marketed, exported or imported by it as provided herein, as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations of the United States and any applicable foreign, state, and local governments and governmental entities, including without limitation all Facilities Certifications (as to Endo).

         9.4 Disclaimer. THE FOREGOING WARRANTIES ARE IN LIEU OF, AND THE PARTIES EACH DISCLAIM, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY LAW, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON- INFRINGEMENT. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY (i) BY PENWEST AS TO THE PATENTABILITY, VALIDITY, OR SCOPE OF ANY PENWEST PATENTS, PENWEST'S CONFIDENTIAL TECHNOLOGY, TIMERx PRODUCTION TECHNOLOGY, PENWEST TEST AND REGULATORY DATA, OR PENWEST PRODUCT TECHNOLOGY, NOR AS TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OF TIMERx OR THE PRODUCT; OR (ii) BY ENDO AS TO THE PATENTABILITY, VALIDITY, OR SCOPE OF ANY ENDO TECHNOLOGY, ENDO TEST AND REGULATORY DATA, OR ENDO PRODUCT TECHNOLOGY, NOR AS TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OR APPROPRIATENESS OF ANY PRODUCTS MADE THEREFROM.

         9.5 Penwest's Indemnification of Endo. Penwest shall indemnify, defend and hold Endo and its Affiliates and sublicensees harmless from any and all third-party claims to the extent arising from, in connection with, based upon, by reason of, or relating in any way to:

                  9.5.1 any claim, action or damages arising out of any alleged infringement by reason of the manufacture, use or sale by Endo of the Product to the extent such infringement would apply as well to the manufacture, sale or distribution of TIMERx alone;

                  9.5.2 Penwest's contributions to the formulation or development of the Product and the Specifications therefor hereunder; provided, however, that matters of infringement of third party rights or intellectual properties shall be included under this clause only to the extent the same are covered by Section 9.5.1 hereof or are within Penwest's knowledge, without undertaking any special investigation, and of which Penwest failed to inform Endo within 30 days following the later of the Effective Date or Penwest's first obtaining such knowledge;

                  9.5.3 any failure of the Formulated TIMERx manufactured by Penwest or its alternate supplier (but not by Endo under Section 7.4 hereof), as delivered to Endo hereunder for use in the Product, to conform to the Specifications;

                  9.5.4 any failure of Penwest to comply with its obligation under Section 7.10 hereof to notify Endo of any information coming into Penwest's possession and bearing on the safety of TIMERx or the Product, and not arising from any other aspect of the Product or its formulation, development, supply, production, manufacture, sale, delivery, distribution or use, nor from any act, omission or contribution of Endo with respect to the Product, or with respect to the Formulated TIMERx following its delivery to Endo hereunder; or

                  9.5.5 the supply, production, manufacture, sale, use, delivery or distribution of the Product by Penwest, its Affiliates or sublicensees, in the event that Penwest supplies, produces, manufactures, sells, uses, delivers or distributes the Product hereunder.

         9.6 Endo's Indemnification of Penwest. Endo shall indemnify, defend and hold Penwest harmless from any and all third-party claims to the extent arising from, in connection with, based upon, by reason of, or relating in any way to, the formulation, development, supply, production, manufacture, sale, delivery, distribution or use of the Product by Endo, its Affiliates or sublicensees, except for any matters which are covered by Penwest's indemnities under Section 9.5 hereof.

         9.7 Limitation on Indemnification. Notwithstanding anything to the contrary set forth elsewhere herein, neither Endo nor Penwest shall be obligated to indemnify the other party for claims or liabilities to the extent arising from such other party's, or its Affiliates', sublicensees' or assigns', negligence, intentional misconduct, or breach of its duties, obligations, warranties or representations set forth herein.

         9.8 Procedure. Whenever indemnification is provided for a party under this Agreement, such right of indemnification shall extend also to the indemnified party's Affiliates, officers, directors, shareholders, successors, assigns, agents, employees, and insurers to the extent the same become subject to such claim in such capacity. The party seeking indemnification shall provide the indemnifying party with written notice of any claim or action within ten (10) days of its receipt thereof, and shall afford the indemnifying party the right to control the defense and settlement of such claim or action. The party seeking indemnification shall provide reasonable assistance to the indemnifying party in the defense of such claim or action. If the defendants in any such action include both Endo and Penwest, and either party concludes that there may be legal defenses available to it which are different from, additional to, or inconsistent with, those available to the other, that party shall have the right to select separate counsel to participate in the defense of such action on its behalf, and such party shall bear the cost and expense of such separate defense, unless and to the extent the parties otherwise agree, or it is determined through arbitration hereunder that such costs and expense are or were required to be indemnified by the other party hereunder and are or were required to be incurred separately due to such different, additional, or inconsistent defenses. Should the indemnifying party determine not to defend such claim or action, the other party shall have the right to maintain the defense of such claim or action and the indemnifying party agrees to provide reasonable assistance to it in the defense of such claim or action and to bear the reasonable cost and expense of such defense (including attorneys' and experts' fees and expenses). Neither party shall settle any such claim or action in a way that prejudices or adversely impacts the other party to this Agreement without the prior approval of such other party (which approval shall not be unreasonably withheld).

         9.9 No Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT (OTHER THAN FOR: BREACHES OF
                  SECTION 9.3 HEREOF; INDEMNITIES UNDER SECTIONS 9.5 AND 9.6 HEREOF FOR PATENT INFRINGEMENT OR FOR HARM TO PERSONS OR TANGIBLE PROPERTY; AND BREACHES OF SECTION 10 HEREOF), NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY THIRD PARTY CLAIMS OR FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING ANY LOST PROFITS OR SAVINGS, ARISING FROM ANY BREACH OF WARRANTY OR THE PERFORMANCE OR BREACH OF ANY OTHER PROVISION OF THIS AGREEMENT OR THE USE OR INABILITY TO USE TIMERx, THE PRODUCT, PENWEST PATENTS, PENWEST'S CONFIDENTIAL TECHNOLOGY, TIMERx PRODUCTION TECHNOLOGY,

                  PENWEST TEST AND REGULATORY DATA, PENWEST PRODUCT TECHNOLOGY, CONFIDENTIAL ENDO TECHNOLOGY, ENDO TEST AND REGULATORY DATA, OR ENDO PRODUCT TECHNOLOGY, OR ANY CLAIMS ARISING IN TORT, PERSONAL INJURY, OR PRODUCT LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.      Confidentiality and Non-Solicitation.

         10.1 Confidentiality; Exceptions. In the course of performance under this Agreement or during the discussions leading thereto, a party may disclose, or may have disclosed, to the other confidential information belonging to such party in writing, orally, by demonstration or sample or otherwise, which information is marked or stated in writing to be confidential or trade secret information, or where the circumstances of the disclosure and/or the nature of the information otherwise reasonably give notice of the confidential character of the information. All such confidential information of a party shall be maintained in confidence by the other and will not be used by the other party for any purpose except as authorized hereunder. Each party shall exercise, and shall cause its Affiliates, sublicensees, and consultants to exercise, a reasonable degree of care and at least the same degree of care as it uses to protect its own confidential information of similar nature to preserve the confidentiality of such information of the other party. Each party shall safeguard such information against disclosure to third parties, including without limitation employees and persons working or consulting for such party that do not have an established, current need to know such information for purposes authorized under this Agreement. This obligation of confidentiality does not apply to information and material:

                  10.1.1 that were properly in the possession of the receiving party, without any restriction on use or disclosure, prior to receipt from the other party;

                  10.1.2 that are at the time of disclosure hereunder in the public domain by public use, publication, or general knowledge;

                  10.1.3 that become general or public knowledge through no fault of the receiving party or its Affiliates following disclosure hereunder;

                  10.1.4 that are properly obtained by the receiving party from a third party not under a confidentiality obligation to the disclosing party hereto;

                  10.1.5 that are documented to have been independently developed by or on behalf of the receiving party without the assistance of the confidential information of the other party;

                  10.1.6 that consist merely of an idea for the combination of one or more active drug ingredients with an extended release agent such as TIMERx; or

                  10.1.7 to the extent the same are required to be disclosed by order of any court or governmental authority; provided, however, that the receiving party shall use its Best Commercial Efforts to give the disclosing party prior notice of any such disclosure so as to afford the disclosing party a reasonable opportunity to seek, at the expense of the disclosing party, such protective orders or other relief as may be available in the circumstances.

         10.2 Public Announcements. Neither party shall make any public announcement or other publication regarding this Agreement (whether as to the existence or terms hereof) or the development work or project hereunder or the results thereof without the prior, written consent of the other party, which consent shall not be unreasonably withheld; provided that the foregoing shall not prohibit any disclosure which, in the opinion of counsel to the disclosing party, is required by any applicable law or by any competent governmental authority. In no event shall either party make any disclosure of any such results before a patent application has been filed with respect thereto, except upon the prior written approval of the other party.

         10.3 Non-Solicitation. Each of Penwest and Endo agrees that during the License Term, neither of them will directly or indirectly solicit or encourage any employee or consultant of the other to leave or terminate such employment or consultancy for any reason, including without limitation, becoming employed or otherwise engaged in any capacity by such party (or any person or entity associated with such party, whether or not an Affiliate), nor will it assist others in doing so.

11. Infringement. The provisions of this Section 11 shall apply, mutatis mutandis, to the Endo Product Technology Patents, with Endo being substituted for Penwest and vice versa.

         11.1 Notice of Infringement. Penwest shall promptly inform Endo of any suspected infringement of any of the Penwest Patents or Penwest Product Technology Patents or the infringement or misappropriation of the TIMERx Production Technology or Penwest Product Technology by a third party, to the extent such infringement or misappropriation involves the manufacture, use or sale of the Product or a substitutable or directly competitive product in the Territory ("Covered Infringement"). Endo shall promptly inform Penwest of any suspected infringement of any of the Penwest Patents or Penwest Product Technology Patents or infringement or misappropriation of the TIMERx Production Technology or Penwest Product Technology of which Endo is aware, whether or not the same involves a Covered Infringement.

         11.2 Non-Covered Infringement. If the suspected infringement or misappropriation does not involve a Covered Infringement, Penwest may take, or refrain from taking, any action it chooses, with or without notice to Endo, and Endo shall have no right to take any action with respect to such suspected infringement or misappropriation, nor to any recoveries with respect thereto. If the suspected infringement or misappropriation involves a Covered Infringement, Penwest shall, as soon as possible and in no event more than twenty
                  (20) days of the first notice referred to in Section 11.1 hereof, inform Endo whether or not Penwest intends to institute suit against such third party with respect to a Covered Infringement. Endo will not take any steps toward instituting suit against any third party involving a Covered Infringement until Penwest has informed Endo of its intention pursuant to the previous sentence.

         11.3 Penwest's Institution of Suit. If Penwest notifies Endo that it intends to institute suit against a third party with respect to a Covered Infringement, and Endo does not agree to join in such suit as provided in Section 11.4 hereof, Penwest may bring such suit on its own and shall in such event bear all costs of, and shall exercise all control over, such suit. Penwest may, at its expense, bring such action in the name of Endo and/or cause Endo to be joined in the suit as a plaintiff. In such suit, recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Penwest.

         11.4 Joint Suits. If Penwest notifies Endo that it desires to institute suit against such third party with respect to a Covered Infringement, and Endo notifies Penwest within 30 days after receipt of such notice that Endo desires to institute suit jointly, the suit shall be brought jointly in the names of both parties and all costs thereof shall be borne equally to the extent applicable to the Covered Infringement. Recoveries, if any, whether by judgment, award, decree or settlement, shall (to the extent attributable to the Covered Infringement), after the reimbursement of each of Penwest and Endo for its share of the joint costs in such action, be shared equally between Penwest and Endo.

         11.5 Endo's Institution of Suit. If Penwest notifies Endo that it does not intend to institute suit against such third party with respect to a Covered Infringement, Endo may institute suit on its own. Endo shall bear all costs of, and shall exercise all control over, such suit. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Endo; provided however that, after reimbursement of Endo for its costs in such action, any portion of such net recoveries that constitutes the equivalent of, or damages or payments in lieu of, a royalty measured by the defendants sales, shall belong solely to Endo.

         11.6 Abandonment of Suit. Should either Penwest or Endo commence a suit under the provisions of this Section 11 and thereafter elect to abandon the same, it shall give timely notice to the other party hereto, who may, if it so desires, be joined as a plaintiff in the suit (or continue as such if it is already one) and continue prosecution of such suit; provided, however, that the sharing of expenses and any recovery of such suit shall be as may be determined for that situation by Committee Action.

         11.7 Patent Enforcement Litigation. Notwithstanding the foregoing, in the event that the parties are notified of (1) the filing by a third party of an abbreviated new drug application ("ANDA") with the FDA (or the FDA's acceptance of an ANDA) relating to the Product or (2) a third party certifying against a the patents covering the Product that are listed in the FDA's "Orange Book", then the parties shall cooperate fully with respect to any ensuing patent enforcement litigation. The costs incurred relating to such suit(s) shall be addressed in the definitions of Formulated TIMERx Price and Oxymorphone Price.

12.      Escalation Procedures.

         12.1 The parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively through the deliberations of the Alliance Committee and by consent of its members as described in Section 1.10.1 of the Definition Exhibit. In cases in which that does not occur (other than as to a question of patent validity or as to a matter left to the discretion of a party hereunder), either party may institute an Escalation Procedure in which a proposed Committee Action approved by at least two members of the Alliance Committee, is provided in writing to each party's Escalation Officer. Such Escalation Officers shall discuss the proposed Committee Action, and shall meet with respect thereto if either of them believes a meeting or meetings to be useful. If the Escalation Officers do not resolve the matter by either approving the proposed Committee Action (whether or not in a revised form) or agreeing to reject it, within thirty (30) days (or such lesser or longer period as they may agree is a useful period for their discussions), then either of them may institute a formal mediation of such matter pursuant to Section 12.2 hereof.

         12.2 Any dispute or difference (other than as to a question relating to patent validity or as to a matter left to the discretion of a party hereunder), between the parties arising out of or in connection with this Agreement, including without limitation a disagreement over a proposed Committee Action, that cannot be resolved by the consent of the Escalation Officer of each party shall be referred to mediation before any party resorts to arbitration, litigation, or other dispute resolution procedure. Unless the parties agree otherwise, the mediation will be conducted in accordance with The CPR Mediation Procedure for Business Disputes (Revised 1998) of the CPR Institute for Dispute Resolution by a mediator who has had both training and experience as a mediator of general corporate and commercial matters. If the parties cannot agree on a mediator, then the mediator will be selected by the President of the CPR Institute for Dispute Resolution in accordance with the criteria set forth in the preceding sentence. Within thirty days after the selection of the mediator, the parties and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the dispute cannot be settled during such mediation session or during any mutually agreed continuation of such session, any party to this Agreement may give to the mediator and the other party to this Agreement written notice declaring the mediation process at an end, and such dispute will be resolved by arbitration pursuant to Section 13 hereof. All discussions pursuant to this section will be confidential and will be treated as compromise and settlement discussions. Nothing said or disclosed, and no document produced, in the course of such discussions which is not independently discoverable may be offered or received as evidence or used for impeachment or for any other purpose in any arbitration or litigation. The costs of any mediation pursuant to this section will be shared equally by the parties to this Agreement. Each party to this Agreement acknowledges receipt of a copy of The CPR Model Mediation Procedure for Business Disputes (Revised 1998) of the CPR Institute for Dispute Resolution. The use of mediation will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party, and in particular either party may seek a preliminary injunction or other interim judicial relief at any time if in its judgment such action is necessary to avoid irreparable damage.

13. Arbitration. Should the parties fail to reach agreement with respect to a dispute or difference (other than as to a question relating to patent validity or as to a matter left to the discretion of a party hereunder), between the parties arising out of or in connection with this Agreement, including without limitation a disagreement over a proposed Committee Action, through the aforesaid mediation or otherwise, then the dispute or difference will be determined by arbitration in New York City in accordance with the Non-Administered Arbitration Rules & Commentary (Amended 1993) of the CPR Institute for Dispute Resolution by a tribunal of three independent and impartial arbitrators, one of which will be appointed by each of Endo and Penwest, and the third of which shall have had both training and experience as an arbitrator of general corporate and commercial matters and who shall be, and for at least ten years shall have been, a partner, shareholder or member in a highly respected law firm headquartered in the United States. If the parties to this Agreement cannot agree on the third arbitrator, then the third arbitrator will be selected by the President of the CPR Institute for Dispute Resolution in accordance with the criteria set forth in the preceding sentence; provided that no person who served as a mediator pursuant to Section
         12.2 hereof with respect to such dispute may be selected by the President of the CPR Institute for Dispute Resolution as an arbitrator pursuant to this section. The tribunal may decide any issue as to whether, or as to the extent to which, any dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. The tribunal must base its award on the provisions of this Agreement and must render its award in a writing, which must include an explanation of the reasons for such award. Any arbitration pursuant to this section will be governed by the substantive laws of the State of New York applicable to contracts made and to be performed in that state, without regard to conflicts of law rules, and by the arbitration law of the Federal Arbitration Act (9 U.S.C. Sec. 1 et seq.), and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The statute of limitations of the state of New York applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this section, except that no defenses will be available based upon the passage of time during any negotiation or mediation required pursuant to Section 12 hereof. All fees, costs and expenses of the arbitrators, and all other costs and expenses of the arbitration, will be shared equally by the parties to this Agreement unless such parties agree otherwise or unless the tribunal in the award assesses such costs and expenses against one of such parties or allocates such costs and expenses other than equally between such parties. Each party to this Agreement acknowledges receipt of a copy of the Non-Administered Arbitration Rules & Commentary (Amended 1993) of the CPR Institute for Dispute Resolution. Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the arbitration tribunal.

14.      Miscellaneous.

         14.1 This Agreement incorporates the Definitions Exhibit and the numbered Exhibits referenced herein. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral (including the Old Agreement), between the parties hereto with respect to the subject matter hereof.

         14.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, that except as part of the transfer of all or substantially all assets to a single buyer or pursuant to a merger or other corporate reorganization, neither party shall assign or delegate any of its rights or obligations hereunder at any time without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

         14.3 All notices, requests or other communication provided for or permitted hereunder shall be given in writing and shall be hand delivered or sent by facsimile, reputable courier or by registered or certified mail, postage prepaid, return receipt requested, to the address set forth on the signature page of this Agreement, or to such other address as either party may inform the other of in writing. Notices will be deemed delivered on the earliest of transmission by facsimile, actual receipt or three days after mailing as set forth herein.

         14.4 Any terms of this Agreement may be amended, modified or waived only in a writing signed by both parties.

         14.5 If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

         14.6 Nothing herein contained shall constitute this a joint venture agreement or constitute either party as the partner, principal or agent of the other, this being an Agreement between independent contracting entities. Neither party shall have the authority to bind the other in any respect whatsoever.

         14.7 In the event that either party hereto is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, including without limitation acts or omissions of the other party, acts of God or government, natural disasters or storms, fire, political strife, labor disputes, failure or delay of transportation, default by suppliers or unavailability of parts, then such party's performance of its obligations hereunder shall be excused during the period of such event and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such event or events; provided, however, that the other party may, at its election, terminate this Agreement upon 120 days' prior notice to the party affected by such events, unless such events cease to prevent such affected party's performance hereunder during such 120-day period.

         14.8 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of laws rules.

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                                       38

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and acknowledge this Agreement as of the date first written above.

ENDO PHARMACEUTICALS INC.                 PENWEST PHARMACEUTICALS CO.


By: /s/ CAROL A. AMMON                    By: /s/ TOD R. HAMACHEK
---------------------------------         --------------------------------------
Its: Chairman & CEO                       Its: Chairman & CEO
---------------------------------         --------------------------------------

Address:                                  Address:
100 Painters Drive                        2981 Route 22
Chadds Ford, PA  19317                    Patterson, N.Y.  12563
FAX: (610) 558-9682                       FAX: (845) 878-3498
Attn:  Carol A. Ammon                     Attn:  Tod R. Hamachek

                                          cc:  Steven D. Singer, Esq.
cc:  Caroline B. Manogue                       Hale and Dorr LLP
FAX: (610) 558-9684                            60 State Street
                                               Boston, Massachusetts  02109
                                          FAX: (617) 526-5000

DEFINITIONS EXHIBIT

1.       Definitions.

         1.1 "Affiliate" shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by, or is under common control with a person or entity. For purposes of this Section 1.1, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

         1.2 "Alliance Committee" shall mean a committee of six members, three of whom will be designated in writing by each of Penwest and Endo. The Alliance Committee as of the date of this Agreement shall have six members, as follows: Dr. Deborah Fox, Ms. Jennifer Good and Dr. Anand Baichwal, designated by Penwest, and Dr. David Lee, Mr. Peter Lankau and Ms. Caroline Manogue designated by Endo. If at any time a vacancy occurs (whether due to death, disability, resignation, removal by a party of its designee by written notice to the other party, or otherwise), the vacancy will be filled as soon as is reasonably practicable by designation by the party that originally designated the prior incumbent. In the meantime, the Alliance Committee shall continue to function with its remaining members, provided that any Committee Action described in Section 1.10 hereof will continue to require the consent of at least four members.

         1.3 "Applicable Percentage" shall mean the following percentages of the following portions of Net Realization:

                  1.3.1 *** of all Net Realization from all units of the Product sold outside of the United States;

                  1.3.2 *** of all Net Realization from all units of the Product sold by Endo or its distributors or licensees in any tier in the United States, until the aggregate of all such Net Realization from the Product described in this clause 1.3.2 during the term of this Agreement ***;

                  1.3.3 *** of all Net Realization from all units of the Product sold by Endo or its distributors or licensees in any tier in the United States, after the aggregate of all such Net Realization from the Product described in clause 1.3.2 and this clause 1.3.3 during the term of this Agreement equals ***, but before such aggregate equals ***;

                  1.3.4 *** of all Net Realization from all units of the Product sold by Endo or its distributors or licensees in any tier in the United States, after the aggregate of all such Net Realization from the Product described in clause 1.3.2, clause 1.3.3, and this clause 1.3.4 equals ***;

                  1.3.5 *** of all Net Realization from all units of the Product sold by Penwest or its distributors or licensees in any tier in the United States, until the aggregate of all such Net Realization from the Product described in this clause 1.3.5 during the term of this Agreement equals ***;

                  1.3.6 *** of all Net Realization from all units of the Product sold by Penwest or its distributors or licensees in any tier in the United States, after the aggregate of all such Net Realization from the Product described in clause 1.3.5 and this clause
                           1.3.6 during the term of this Agreement equals ***, but before such aggregate equals ***; and

                  1.3.7 *** of all Net Realization from all units of the Product sold by Penwest or its distributors or licensees in any tier in the United States, after the aggregate of all such Net Realization from the Product described in clause 1.3.5, clause 1.3.6, and this clause 1.3.7 equals ***.

         1.4 "Approval" shall mean, with respect to the Product and as to each nation in the Territory, the approval by the Regulatory Authority in such nation of the Product for commercial sale in oral solid-dosage form for administration in humans, pursuant to a Product License Application ("PLA") submitted by or for Endo, or if a license to Penwest under Section 6.8 hereof is applicable, pursuant to a PLA submitted by or for Penwest. In the United States, the "Approval" for the Product shall be the approval of the U.S. Food and Drug Administration (herein "FDA") of the Product for sale in oral solid-dosage form for administration in humans, pursuant to a New Drug Application ("NDA").

         1.5 "Best Commercial Efforts" shall mean the exertion on a substantially continuous basis of efforts as would normally be devoted to the applicable task by commercial parties with similar resources to those of the applicable party, where such parties are highly motivated to accomplish such task to the maximum extent practicable, and consider and treat such task as having a priority at least as high as that for any similar task with respect to such party's other drug development or marketing efforts (as the case may be). Best Commercial Efforts will not mean that a party commits that it will actually accomplish the applicable task, nor that it will devote thereto efforts or resources beyond those that a prudent commercial enterprise would devote, even though remaining motivated to do so as described above.

         1.6 "Certification Budget" shall mean the set of expenditures, costs, and other resources anticipated to be devoted by the respective parties to the Certification Tasks during the Certification Period, with respect to the Product.

         1.7 "Certification Excess" shall mean the amount which a party would have borne or paid had it participated fully in the Certification Period, but did not pay due to its election under Section 3.5 or Section 5.5, duly made as provided herein, not to participate fully in the Certification Period.

         1.8      "Certification Period" shall mean with respect to the Product
                  (a) in the United States, the period beginning on the date hereof and (b) in another nation in the Territory, the period beginning on the date a Certification Period therefor is instituted by Committee Action, and, in each case, ending on the earliest of:

                  1.8.1 the completion of all of the Certification Tasks applicable thereto;

                  1.8.2 the termination of the Certification Period pursuant to Section 3.5 or Section 5.5 hereof; or

                  1.8.3    the termination of this Agreement as provided herein.

         1.9 "Certification Task(s)" shall mean, with respect to the Product and as to each nation in the Territory for the Certification Period:

                  1.9.1 those tasks or milestones as shall be designated from time to time by Committee Action as being, within industry norms and standards, sufficient (together with the tasks undertaken to date for the Product) to support the filing of an NDA with the FDA for the Product, or, as to nations other than the U.S., to support the filing of an analogous PLA in the applicable Regulatory Authority;

                  1.9.2 the filing of one or more NDAs and other PLAs with respect to the Product with the FDA and/or the other Regulatory Authorities designated by Committee Action;

                  1.9.3 obtaining Approval of such NDAs and PLAs (on a nation-by-nation basis, as to the approval by the Regulatory Authority having jurisdiction in that nation); and

                  1.9.4 the preparation by Endo, or if and to the extent that Sections 4.2 or 4.3 hereof, or a license to Penwest under Section 6.8 hereof, are applicable, the preparation by Penwest, and the approval in any event by Committee Action, of an initial Manufacturing and Marketing Plan for the Product. In most cases, the Certification Tasks will include all testing and studies including as to efficacy, bioequivalence, and safety and toxicology, in connection with the development, licensing, manufacture and marketing of the Product, and for compliance with all requirements imposed by the government of the United States (inclusive without limitation of the FDA and the DEA) and by any other government(s) in the Territory as may be designated by Committee Action, including without limitation large-scale trials of safety and efficacy of the sort called "Phase III Clinical Trials" in the FDA context, post-marketing surveillance and other studies of the sort called "Phase IV" studies in the FDA context. However, the applicable Certification Tasks may be defined and altered in specific cases by Committee Action, whether or not in conformity with the above-described usual case as now anticipated.

         1.10 "Committee Action" shall mean an official act, decision, or ruling of the Alliance Committee, which shall require in each case that at least one of the following applies:

                  1.10.1 all members of the Alliance Committee present and acting (but in any event a minimum of four such members) have consented thereto, where such consent is given either in writing (signed either collectively or in multiple identical counterparts, the signers being considered "present and acting" for this purpose) or by vote at a duly convened meeting of the Alliance Committee subsequently entered into the minutes of such meeting; or

                  1.10.2 at least two members of the Alliance Committee have consented thereto (in the manner described above), and have further instituted an Escalation Procedure in which the act, decision, or ruling has received the written approval of the Escalation Officer of each party; or

                  1.10.3 arbitration pursuant to Section 13 hereof results in the adoption of the act, decision, or ruling as constituting Committee Action. A Committee Action may include the rescinding or amendment of any prior Committee Action.

         1.11 "Confidential Technology" shall mean all technology that is, at the relevant time hereunder, protected or required to be protected as confidential information pursuant to Section 10 hereof.

         1.12     "Effective Date" shall mean September 17, 1997.

         1.13 "Endo Improvement Technology" shall mean any and all technology and rights of Endo, or in which Endo or any of its Affiliates, licensees or sublicensees otherwise has any rights or interests during the term of this Agreement (to the extent that Endo has the right to license the same to Penwest), to the extent the same are improvements, modifications, alterations, or enhancements to any of the inventions covered by the Penwest Patents, Penwest Product Technology, or TIMERx, and to the extent made or discovered, or disclosing inventions made or discovered, prior to the end of the applicable Certification Period, together with all United States and foreign intellectual property and other rights and interests of Endo and its Affiliates, licensees and sublicensees thereto and therein (to the extent that Endo has the right to license the same to Penwest), including without limitation patents, trade secrets, copyright, periods of market exclusivity, and other related rights or interests.

         1.14 "Endo Product Technology" shall mean any and all inventions, improvements, modifications, alterations or enhancements that concern Oxymorphone, including its release profile and metabolites, and that are made by Endo, by Penwest or jointly by Endo or any of its Affiliates, on the one hand, and Penwest or any of its Affiliates, on the other hand, during and in the course of the parties cooperative development activities under or in support of this Agreement, together with all United States and foreign intellectual property and other rights and interests of the parties and their respective Affiliates thereto and therein, including without limitation patents, trade secrets, copyright, periods of market exclusivity, and other related rights or interests.

         1.15 "Endo Technology" shall mean any and all technology and rights of Endo, or in which Endo or any of its Affiliates, licensees or sublicensees otherwise has any rights or interests during the term of this Agreement (to the extent that Endo has the right to license the same to Penwest), which are used or contemplated to be used in connection with the activities contemplated under this Agreement, including without limitation all Oxymorphone rights and technology (and other technology, rights and properties) to the extent the same directly relate to, are desirable for, or are necessary or useful for, the production, storage and/or marketing of the Product and any and all Endo Improvement Technology, together with all United States and foreign intellectual property and other rights and interests of Endo and its Affiliates, licensees and sublicensees thereto and therein (to the extent that Endo has the right to license the same to Penwest), including without limitation patents, trade secrets, copyright, periods of market exclusivity, and other related rights or interests.

         1.16 "Endo Test and Regulatory Data" shall mean any and all test data, test designs and protocols, clinical studies and results thereof, government licenses and applications therefor, government certifications and findings, and related materials, information and rights (including without limitation information regarding bioavailability and bioequivalence, and any adverse drug reactions), developed, commissioned or otherwise obtained by Endo or any of its Affiliates or sublicensees during the term of this Agreement for the uses intended by this Agreement relating to TIMERx, Endo Technology, Endo Product Technology, the

                  Product, Penwest Patents, Penwest Product Technology, TIMERx Production Technology and/or Penwest's Confidential Technology, including, without limitation, all patents, trade secrets, copyrights, periods of market exclusivity and other related rights and interests therein.

         1.17 "Endo Trademark(s)" shall mean those names, symbols and or characters described in Exhibit 1.17 hereto, as the same may be amended from time to time during the term of this Agreement by Endo on at least six (6) months' prior written notice to Penwest (or such shorter notice as reasonably agreed to by the parties), that are owned by Endo and that have been designated by it for use in conjunction with Penwest's packaging and promotion of the Product hereunder, pursuant to Section 8 hereof.

         1.18 "Escalation Officer" shall mean the Chairman and Chief Executive Officer of Penwest Pharmaceuticals Co. (currently Tod Hamachek), and the Chief Executive Officer of Endo (currently Carol Ammon), and the persons holding such positions from time to time.

         1.19 "Escalation Procedure" shall mean the decision-making procedure described in Section 12 hereof, whereby the parties intend to avoid deadlocks between them and undue delays in reaching mutually acceptable Committee Action(s).

         1.20 "Exclusivity Period" shall mean, with respect to the Product, a period coterminous with the License Term, except where the Exclusivity Period is shortened as otherwise provided in this Agreement.

         1.21 "Facilities Certifications" shall mean those governmental certifications, licenses and other approvals however designated held or obtained at any time by or for Endo or its Affiliates, subcontractors or sublicensees, and for the facilities of any of them, that are required for the legal production, transportation, storage, testing and or packaging of Oxymorphone products, whether for commercial or research use or sale, or otherwise.

         1.22 "Formulated TIMERx" shall mean TIMERx and certain additives in a formulation developed hereunder specifically for use in the Product.

         1.23 "Formulated TIMERx Price" shall mean Penwest's contract manufacturing cost (or, if made internally, its variable costs plus directly allocable (a) fixed and (b) manufacturing overhead costs relating to the manufacture or acquisition) of the Formulated TIMERx to be provided to Endo or its Affiliates or sublicensees hereunder, as shall be determined and adjusted no more often than annually plus the costs directly relating to the quality control testing referred to in Section 7.2 hereof plus the allocable indirect costs and fees referred to in the last two sentences of this Section 1.23; provided, however, that any amounts paid or payable by Penwest for third-party royalties (or for materials acquisition costs to the extent attributable to third-party intellectual properties and essentially equivalent to royalties) which are the responsibility of Penwest under Sections 9.5.1 or 9.5.2 hereof shall not be counted as part of the Formulated TIMERx Price. Costs and fees related to and arising out of patent enforcement litigation ensuing from a third party certifying against a Penwest Patent or a patent covering Penwest Product Technology held by Penwest and listed in the FDA's "Orange Book" shall (to the extent not reflected in the Certification Budget and the reconciliations under Section 3.7 hereof) be part of the allocable indirect costs of the manufacture or acquisition of any Formulated TIMERx provided for use in the Product. If any patent applications are filed or prosecuted by Penwest on Penwest Product Technology, as provided in Section
                  6.2 hereof, the reasonable costs thereof, and of the maintenance of any patents that issue therefrom, shall (to the extent not reflected in the Certification Budget and the reconciliations under Section 3.7 hereof) be part of the allocable indirect costs of the manufacture or acquisition of any Formulated TIMERx provided for use in the Product that would be disclosed in whole or in part in such patent or patent application.

         1.24 "License Term" shall mean, with respect to the Product in each nation in the Territory, the cumulative period covered by the Certification Period and the Marketing Period.

         1.25 "Manufacturing and Marketing Plan(s)" shall mean, with respect to the Product and as to those specific nation(s) specified in such Manufacturing and Marketing Plan, a detailed business, manufacturing, and marketing plan of the sort prepared internally and used by Endo and/or its Affiliates (or, if a license to Penwest under Section 6.8 hereof is applicable, and/or in the circumstances described in Section 4.2 or 4.3 hereof, such a plan of the sort prepared and used internally by Penwest and/or its designated third-party marketer) with respect to their drug products generally, including without limitation quantifiable and verifiable plans, goals and milestones for the levels and types of resources, personnel, promotion, advertising, detailing, and other efforts to be devoted to the manufacturing, packaging, quality control, and marketing of the Product, and with respect to the measures of the degree of success achieved in doing so, including without limitation target dates for the full-scale market launch of the Product in each specific nation(s), and Minimum Net Realization(s) for each specific nation(s) in such Manufacturing and Marketing Plan (and related goals and projections for pretax profitability). Each Manufacturing and Marketing Plan shall also describe the schedule and methods to be used to effect the revision thereof and the adoption of substituted Manufacturing and Marketing Plans no less often than annually, through Committee Action.

         1.26 "Marketing Period" shall mean, with respect to the Product and as to each nation in the Territory, the period beginning at the end of the Certification Period for the Product in such nation and ending on the earliest of:

                  1.26.1 the twentieth (20th) anniversary of the end of such Certification Period or, if later, the time at which there are no longer any Penwest Patents, Penwest Product Technology Patents or Endo Product Technology Patents applicable to the Product in such nation, to the extent such patents disclose inventions made prior to the end of such Certification Period; or

                  1.26.2 the termination of the License Term for the Product in such nation pursuant to Section 5.7 hereof or of the License Term for the Product in such nation pursuant to Section 6.8.1 hereof; or

                  1.26.3   the termination of this Agreement as provided herein.

         1.27 "Minimum Net Realization" shall mean, with respect to the Product and each specific nation in the Territory under the then-current Manufacturing and Marketing Plan therefor, a minimum amount of Net Realization generated from sales of the Product in such nation(s) (as will be stated in such Manufacturing and Marketing Plan). The Minimum Net Realization(s) shall be based upon the then current market conditions, taking into account the level and nature of competitive products, the method of promotion and marketing, FDA promotional guidelines, the FDA-approved indications of the Product, the Net Realizations specified and obtained for the Product in other nations, and other factors as shall be determined by Committee Action and (a) for Endo, shall be set at levels at least as high as those that Endo and its Affiliates would reasonably expect to obtain from the marketing of their most prominently marketed drug products that have similar market potential (provided that the determination of similar market potential shall be reasonable and take into account, among other things, each product's indications, allowable claims, side effect profile, profitability, patent estate and labeling) or (b) for Penwest, shall be set at levels at least as high as those that Penwest and its Affiliates would reasonably expect to obtain from the marketing of their most prominently marketed drug products that have similar market potential (provided that the determination of similar market potential shall be reasonable and take into account, among other things, each product's indications, allowable claims, side effect profile, profitability, patent estate and labeling); provided that Minimum Net Realization shall in all cases be determined prospectively and shall not be adjusted after a party fails to achieve such predetermined Minimum Net Realization unless such failure was the result, directly or indirectly, of governmental action or unless such Minimum Net Realization is initially determined by arbitration pursuant to Section 1.10.3 of this Definitions Exhibit. Notwithstanding anything to the contrary herein, the Alliance Committee may agree to adjust the Minimum Net Realization at any time, and from time to time, should the market conditions and/or assumptions upon which the Minimum Net Realization was previously established change.

         1.28 "Net Realization" shall mean that portion of the amounts paid or payable (whether in cash, cash equivalents, current or deferred consideration, barter, or other monetary or in-kind compensations or considerations of any nature) attributable to the sale or other distribution of the Product, or to the grant of any rights to make, market, or otherwise exploit the Product, which is to be treated hereunder as a net amount realized by the actual or intended recipient of the same, after the deduction of those direct and indirect costs incurred as provided under a Manufacturing and Marketing Plan approved by Committee Action and appropriately attributable thereto (including without limitation the Formulated TIMERx Price paid to Penwest for the TIMERx incorporated therein, or if Section 6.8.3 hereof becomes applicable, the amounts paid to Endo thereunder), all to be determined in accordance with the accounting and attribution standards and principles described in Exhibit 1.28 hereto, as the same may be amended from time to time by Committee Action.

         1.29     [INTENTIONALLY OMITTED.]

         1.30 "Oxymorphone Price" shall mean Endo's contract manufacturing cost (or, if made internally, its variable costs plus directly allocable (a) fixed and (b) manufacturing overhead costs relating to the manufacture or acquisition) of Oxymorphone to be provided to Penwest or its Affiliates or sublicensees hereunder, as shall be determined and adjusted no more often than annually plus the costs directly relating to the quality control testing referred to in Section 6.8.4(i) hereof plus the allocable indirect costs and fees referred to in the last two sentences of this Section 1.30; provided, however, that any amounts paid or payable by Endo for third-party royalties (or for materials acquisition costs to the extent attributable to third-party intellectual properties and essentially equivalent to royalties) which are the responsibility of Endo under Section 9.6 hereof shall not be counted as part of the Oxymorphone Price. Costs and fees related to and arising out of patent enforcement litigation ensuing from a third party certifying against a patent covering Endo Product Technology held by Endo and listed in the FDA's "Orange Book" shall (to the extent not reflected in the Certification Budget and the reconciliations under Section 3.7 hereof) be part of the allocable indirect costs of the manufacture or acquisition of any Oxymorphone ADS provided for use in the Product. If any patent applications are filed or prosecuted by Endo on Endo Product Technology, as provided in Section 6.2 hereof, the reasonable costs thereof, and of the maintenance of any patents that issue therefrom, shall (to the extent not reflected in the Certification Budget and the reconciliations under Section 3.7 hereof) be part of the allocable indirect costs of the manufacture or acquisition of any Oxymorphone provided for use in the Product that would be disclosed in whole or in part in such patent or patent application.

         1.31 "Penwest Improvement Technology" shall mean any and all technology and rights of Penwest, or in which Penwest or any of its Affiliates, licensees or sublicensees otherwise has any rights or interests during the term of this Agreement (to the extent that Penwest has the right to license the same to Endo), to the extent the same are improvements, modifications, alterations, or enhancements to any of the inventions covered by the Endo Technology, Endo Product Technology, or Oxymorphone and to the extent made or discovered, or disclosing inventions made or discovered, prior to the end of the Certification Period, together with all United States and foreign intellectual property and other rights and interests of Penwest and its Affiliates, licensees and sublicensees thereto and therein (to the extent that Penwest has the right to license the same to Endo),including without limitation patents, trade secrets, copyright, periods of market exclusivity, and other related rights or interests.

         1.32     "Penwest Patents" shall mean:

                  1.32.1 those United States patents and foreign equivalents listed in Exhibit 1.32 hereto and all divisions, continuations, continuations-in-part, reissues, or extensions thereof, any periods of marketing exclusivity relating thereto;

                  1.32.2 (i) those United States and foreign patent applications pending as of the Effective Date that are owned by Penwest, to the extent the same would, if issued as patent(s), in the absence of the licenses granted hereunder be infringed by Endo's production, use, sale, offer for sale, or import of the Product as contemplated under this Agreement; and
                           (ii) subject to Section 6.7.5 hereof, any other patent rights owned or controlled and sublicenseable by Penwest, to the extent the same would in the absence of the licenses granted hereunder be infringed by Endo's production, use, sale, offer for sale, or import of the Product as contemplated under this Agreement and to the extent disclosing inventions made or discovered prior to the end of the applicable Certification Period; and

                  1.32.3 Subject to Section 6.7.5 hereof, Penwest's rights under United States and foreign patents in the Territory, if any, to the extent disclosing any of Penwest's improvements, modifications, alterations, or enhancements to any of the inventions covered by the Penwest Patents that are made for or are otherwise related to or useful with the Product prior to the end of the applicable Certification Period.

         1.33 "Penwest Product Technology" shall mean any and all inventions, improvements, modifications, alterations or enhancements that concern TIMERx, including the formulation thereof, and that are made by Endo, by Penwest or jointly by Endo or any of its Affiliates, on the one hand, and Penwest or any of its Affiliates, on the other hand, during and in the course of the parties cooperative development activities under or in support of this Agreement, together with all United States and foreign intellectual property and other rights and interests of the parties and their respective Affiliates thereto and therein, including without limitation patents, trade secrets, copyright, periods of market exclusivity, and other related rights or interests.

         1.34 "Penwest Test and Regulatory Data" shall mean any and all test data, test designs and protocols, clinical studies and results thereof, government licenses and applications therefor, government certifications and findings, and related materials, information and rights (including without limitation information regarding bioavailability and bioequivalence, and any adverse drug reactions), developed, commissioned or otherwise obtained by Penwest or any of its Affiliates during the term of this Agreement relating to TIMERx, Penwest Patents, and/or TIMERx Production Technology and that are developed for or are otherwise related to or useful with the Product, including, without limitation, all patents, trade secrets, copyrights, periods of market exclusivity and other related rights and interests therein.

         1.35 "Penwest Trademark(s)" shall mean those names, symbols and or characters described in Exhibit 1.17 hereto, as the same may be amended from time to time during the term of this Agreement by Penwest on at least six (6) months' prior written notice to Endo (or such shorter notice as reasonably agreed to by the parties), that are owned by Penwest and that have been designated by it for use in conjunction with Endo's packaging and promotion of the Product hereunder, pursuant to Section 8 hereof.

         1.36     "Product" shall mean ***.

         1.37 "Product Technology Patent(s)" shall mean any United States patents and foreign equivalents and United States and foreign patent applications and all divisions, continuations, continuations-in-part, reissues, or extensions thereof, any periods of marketing exclusivity relating thereto, and any letters patent that issue thereon, to the extent the same claim any Penwest Product Technology (including the Penwest Patents) or Endo Product Technology.

         1.38 "Project Contact(s)" shall mean the persons appointed by each party to serve as contact persons between the parties from time to time in relation to this Agreement (in addition to those representatives of the parties on the Alliance Committee who may or may not also contemporaneously be Project Contact(s)). As of the execution of this Agreement, the Project Contact for Penwest is Dr. Tom Sciascia. The initial Project Contact for Endo is Ken Utecht. Each party shall promptly notify the other party of any substitution of other personnel as its Project Contact. Each party may select and supervise its other project staff as needed in its sole discretion.

         1.39 "Regulatory Authority" shall mean the competent authority for each nation of the Territory or legally responsible for authorizing the sale or supply of drug products in that nation.

         1.40     "Restatement Date" shall mean April 2, 2002.

         1.41 "Royalties" shall mean the royalties payable by the parties to one another pursuant to Section 4.5 hereof.

         1.42 "Specifications" shall mean such standards and analytical methods established by Committee Action from time to time with respect to the Product and the components thereof (including without limitation the Formulated TIMERx).

         1.43 "Territory" shall initially mean all nations of the world, but may be reduced as to particular nations, pursuant to Section
                  5.7 or 6.8.1 hereof.

         1.44 "TIMERx Production Technology" shall mean Penwest's rights under the Penwest Patents and any and all other patents, patent applications, and other technology belonging to Penwest or which Penwest has the right to practice and to sublicense from time to time during the term of this Agreement that directly relate to, are desirable for, or are necessary or useful for the production of, Formulated TIMERx for use in the Product.

                                                                    Exhibit 1.17


                                   Trademarks


Endo Trademarks:

         Endo(R)
         Numorphan(R)

Penwest Trademarks:

           Penwest(R)
           TIMERx(R)
           TIMERx Oral Delivery System

                                                                    Exhibit 1.28


               Accounting and Attribution Standards and Principles

Net Sales                  Invoiced amount less trade, quantity, promotional
                           and/or other customary discounts, returns and allowances, rebates, chargebacks, retroactive price adjustments, and a 2% accrual of invoiced amount to cover bad debt, sales, use & excise taxes which is to be reconciled to actual and adjusted as appropriate on a semi-annual basis. In the case of sales to distributors or licensees for further distribution, Net Sales shall be computed on the basis of such distributors' and licensees' sales to unrelated third parties.

Grants of Rights           Amount realized from grant of rights to make, market
                           or otherwise exploit the Product.

 MANUFACTURING COSTS

Bulk ADS Cost              The Oxymorphone Price for the Oxymorphone ADS used.

TIMERx Excipient           The Formulated TIMERx Price for the Formulated TIMERx
                           used.

Dose Form Finishing
   & Packaging             Variable standard costs plus cost variances to be
                           reconciled quarterly, plus allocated fixed manufacturing costs and manufacturing overhead costs supporting only the manufacturing of the Product based on activity based costing concepts that are approved by Committee Action.

DEVELOPMENT COSTS

   Dosage Form             A benefit and OH percentage approved by Committee
                           Action that is applied to labor dollars and is adjusted annually.

MARKETING EXPENSES

   Premarketing            Expenses incurred prior to launch for grants, agency
                           fees, symposia, opinion leader development, plus pre-launch Marketing Managers & clinical liaisons based on FTE percentage of time spent on the Product.
                           Expenses are subject to Alliance Committee review and approval by Committee Action on a quarterly basis.

   Sales & Product
      Management           As mutually agreed, but not to be duplicative with
                           Field Selling costs defined below, subject to Alliance Committee review and approval by Committee
                           Action on a quarterly basis.

Field Selling              Common Standard Selling Cost per detail multiplied by
                           number of details subject to Alliance on a quarterly basis.

Advertising & Promotion    Out-of-pocket costs plus Product Management costs (to
                           the extent not already included in Sales & Product
                           Management costs defined above) based on FTE and actual time subject to Alliance Committee review and approval by Committee Action on a quarterly basis

Commissioned Sales Rep.    Actual reasonable commissions, if applicable.

FINISHED PRODUCT
   DISTRIBUTION
   EXPENSE (FPDE)

Variable and Fixed         A *** accrual of Net Sales to be reconciled and
                           adjusted to actual on an annual basis.

Post Registration
   Studies Studies required by the FDA or other applicable Regulatory Authority. Direct costs will be charged. Studies are subject to Alliance Committee review and approval by Committee Action.

General & Admin.
   Expenses (G&A)          Legal, management, forecasting, accounting, financial
                           analysis & reporting, information technology, quality, customer service, medical affairs and regulatory affairs, and other administrative services, all as and to the extent directly required for the foregoing activities, and as reviewed and approved by Committee Action on a quarterly basis.

Total Cost of Sales        Sum of Manufacturing Costs, Development Costs,
                           Marketing Expenses, FPDE, Post Registration Studies, and G&A. Note, however, that the Total Costs of Sales will not include as appropriately attributable expenses or costs any amounts paid or payable by a party for third-party royalties to the extent the same would be the responsibility of the paying party under Section 9.5.1, 9.5.2, or 9.6 of the Agreement.

Net Realization            Net Sales plus Grant of Rights less Total Cost of
                           Sales.

                                                                    Exhibit 1.32


                                 Penwest Patents

1.   U.S. 4,994,276                2/19/91   Directly Compressible Sustained      A. Baichwal
                                             Released Excipient                   J. Staniforth
2.   U.S. 5,128,143                7/7/92    Sustained Release Excipient and      A. Baichwal
                                             Tablet Formulation                   J. Staniforth
3.   U.S. 5,135,757                8/4/92    Compressible Sustained Release       A. Baichwal
                                             Solid Dosage Forms                   J. Staniforth
4.   U.S. 5,455,046                10/3/95   Sustained Release Heterodisperse     A. Baichwal
                                             Hydrogel Systems for Insoluble
                                             Drugs
5.   U.S. 5,512,297                4/30/96   Sustained Release Heterodisperse     A. Baichwal
                                             Hydrogel Systems and Insoluble
                                             Drugs
6.   U.S. 5,554,387                9/10/96   Sustained Release Heterodisperse     A. Baichwal
                                             Hydrogel Systems and Insoluble
                                             Drugs
7.   U.S. 5,667,801                9/16/97   Sustained Release Heterodisperse     A. Baichwal
                                             Hydrogel Systems for Insoluble
                                             Drugs
8.   U.S. 5,846,563                12/8/98   Sustained Release Heterodisperse     A. Baichwal
                                             Hydrogel Systems for Insoluble
                                             Drugs
9.   U.S. 6,136,343                10/24/00  Sustained Release Heterodisperse     A. Baichwal
                                             Hydrogel Systems for Insoluble
                                             Drugs
10.  EP 0360562                    9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
11.  0360562 AUSTRIA               9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
12.  0360562 BELGIUM               9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
13.  0360562 FRANCE                9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth

14.  0360562 GREAT BRITAIN         9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
15.  P68907835.8-08 GERMANY        9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
16.  3009204 GREECE                9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
17.  0360562 ITALY                 9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
18.  0360562 LUXEMBOURG            9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
19.  0360562 NETHERLANDS           9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
20.  0360562  SPAIN                9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
21.  0360562 SWEDEN                9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
22.  0360562 SWITZERLAND           9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
23.  623,182 AUSTRALIA             9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
24.  1,903,060 JAPAN               9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
25.  1,339,082 CANADA              9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
26.  65170 IRELAND                 9/19/89   Directly Compressible Sustained      A. Baichwal
                                             Release Excipient                    J. Staniforth
27.    ***                           ***                  ***                          ***

                                                                     Exhibit 6.1

              Certain Jointly Filed Provisional Patent Applications

                                       ***


                                       58